Exhibit 10.1

EXECUTION COPY

INVESTMENT AGREEMENT

dated as of December 28, 2013

by and between

Crocs, Inc.

and

Blackstone Capital Partners VI L.P.

TABLE OF CONTENTS

Page
ARTICLE I

PURCHASE; CLOSING
1.1 Purchase	1
1.2 Closing	1
1.3 Closing Conditions	2

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company	4
2.2 Representations and Warranties of the Purchaser	14

ARTICLE III

COVENANTS

3.1 Filings; Other Actions	16
3.2 Reasonable Best Efforts to Close	17
3.3 Corporate Actions	17
3.4 Information Rights.	18
3.5 Confidentiality	18
3.6 Nasdaq Listing of Shares	19
3.7 State Securities Laws	19
3.8 Negative Covenants	19

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Standstill	20
4.2 Transfer Restrictions	20
4.3 Legend	21
4.4 Participation.	22
4.5 Election of Directors	23
4.6 Tax Matters	25

ARTICLE V

INDEMNITY

5.1 Indemnification by the Company	26
5.2 Indemnification by the Purchaser	27
5.3 Indemnification Procedure	27

i

5.4 Tax Matters	28
5.5 Survival	28
5.6 Limitation on Damages	28

ARTICLE VI

6.1 Expenses	29
6.2 Amendment; Waiver	29
6.3 Counterparts; Electronic Transmission	29
6.4 Governing Law	29
6.5 WAIVER OF JURY TRIAL	30
6.6 Notices	30
6.7 Entire Agreement	31
6.8 Assignment	31
6.9 Interpretation; Other Definitions	31
6.10 Captions	35
6.11 Severability	36
6.12 No Third Party Beneficiaries	36
6.13 Public Announcements	36
6.14 Specific Performance	36
6.15 Termination	36
6.16 Effects of Termination	37
6.17 Non-Recourse	37

Schedule A: Form of Series A Preferred Stock Certificate of Designations

Schedule B: Form of Registration Rights Agreement

Schedule C: Form of VCOC Letter Agreement

INDEX OF DEFINED TERMS

Term	Location of Definition
25% Entity	6.9(f)
Affiliate	6.9(g)
Agreement	Preamble
as-converted basis	6.9(h)
Beneficially Own or Beneficial Ownership	6.9(i)
Blackstone Parties	6.9(j)
Board of Directors	2.1(c)
business day	6.9(d)
Bylaws	2.1(c)(2)
Capitalization Date	2.1(b)(1)
Certificate of Incorporation	2.1(c)(2)
Closing Closing Date	1.2(a) 1.2(a)
Code	4.6(b)
Common Stock	Recitals
Company	Preamble
Company Competitor	6.9(k)
Company Material Adverse Effect Company Related Parties	6.9(l) 5.2
Company Stock Awards	2.1(b)
Company Stock Options	2.1(b)
Company Subsidiary	2.1(a)(2)
control/controlled by/under common control with	6.9(g)
Effect	6.9(m)
Environmental Law	6.9(o)
Equity Securities	6.9(p)
Exchange Act	2.1
Excluded Stock	4.4(a)
ERISA	6.9(q)
GAAP	2.1(f)(4)
Governmental Entity	6.9(r)
Government Official	2.1(t)
herein/hereof/hereunder	6.9(c)
HSR Act	3.1
including/includes/included/include	6.9(b)
Indemnified Party	5.3(b)
Indemnifying Party	5.3(b)
Information Intellectual Property	3.5 6.9(s)
Knowledge of the Company	6.9(t)

Term	Location of Definition
Law	6.9(u)
Lien Losses	6.9(v) 5.1
Materials of Environmental Concern	6.9(w)
Non-Recourse Party	6.17
or	6.9(a)
person	6.9(e)
Permitted Transferee	6.9(x)
Plan	6.9(y)
Preferred Stock	2.1(b)
Pre-Closing Period	3.1
Proposed Securities	4.4(b)(1)
Purchase Price	6.9(z)
Purchaser	Preamble
Purchaser Related Parties	5.1
Purchaser Representative	6.9(aa)
Registration Rights Agreement Search Committee	6.9(bb) 4.5(d)(3)
SEC	2.1(f)
SEC Documents	2.1(f)
Series A Certificate	Recitals
Series A Preferred Stock	Recitals
Subsidiary Tax Return Taxes	2.1(a)(2) 6.9(cc) 6.9(dd)
Third Party Claim	5.3(b)
Transaction Documents	6.9(ee)
Transfer	6.9(ff)
Voting Debt	2.1(b)(2)
VCOC Letter Agreement	6.9(gg)

LIST OF SCHEDULES

Schedule A:	Form of Series A Convertible Preferred Stock Certificate of Designations

Schedule B:	Form of Registration Rights Agreement

Schedule C	Form of VCOC Letter

v

INVESTMENT AGREEMENT, dated as of December 28, 2013 (this “Agreement”), by and between Crocs, Inc., a Delaware corporation (the “Company”), and Blackstone Capital Partners VI L.P., a Delaware limited partnership (the “Purchaser”).

RECITALS:

WHEREAS, the Company proposes to issue and sell to the Purchaser (including its assignees pursuant to Section 6.8) shares of its preferred stock, par value $0.001 per share, designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), having the terms set forth in the Certificate of Designations (the “Series A Certificate”) in the form attached to this Agreement as Schedule A, subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Series A Preferred Stock will be convertible into shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”); and

WHEREAS, capitalized terms used in this Agreement have the meanings set forth in Section 6.9 or such other section indicated in the preceding Index of Defined Terms.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

1.1 Purchase. On the terms and subject to the conditions herein, on the Closing Date, the Company agrees to sell and issue to the Purchaser, and the Purchaser agrees to purchase from the Company 200,000 shares of Series A Preferred Stock, free and clear of any Liens (other than restrictions arising under applicable securities Laws and restrictions set forth in Section 4.2), at a purchase price of $990 per share of Series A Preferred Stock.

1.2 Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the purchase and sale by the Purchaser of the Series A Preferred Stock referred to in Section 1.1 pursuant to this Agreement (the “Closing”) shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at 10:00 a.m. New York time on the third business day after the satisfaction or waiver of the latest to occur of the conditions set forth in Section 1.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction) or at such other date, time and place as the Company and the Purchaser Representative agree; provided that in no case shall the Closing occur prior to January 27, 2014, unless otherwise agreed between the Purchaser Representative and the Company (the “Closing Date”).

(b) Subject to the satisfaction or waiver on or prior to the Closing Date of the applicable conditions to the Closing in Section 1.3, at the Closing:

(1) the Company will deliver to the Purchaser (i) certificates representing the Series A Preferred Stock being purchased, (ii) the executed Registration Rights Agreement, in the form of Schedule B hereto, (iii) the executed VCOC Letter Agreement, in the form of Schedule C hereto, and (iv) all other documents, instruments and writings required to be delivered by the Company to the Purchaser pursuant to this Agreement or otherwise required in connection herewith; and

(2) the Purchaser will deliver or cause to be delivered (i) to a bank account designated by the Company in writing at least two (2) business days prior to the Closing Date, the Purchase Price by wire transfer of immediately available funds, and (ii) the executed Registration Rights Agreement and all other documents, instruments and writings required to be delivered by the Purchaser to the Company pursuant to this Agreement or otherwise required in connection herewith.

1.3 Closing Conditions.

(a) The obligation of the Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the satisfaction or written waiver by the Purchaser and the Company prior to the Closing of the following conditions:

(1) no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity, and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the party claiming such failure of condition shall have used its reasonable best efforts to prevent the entry of any such injunction or order and to appeal as promptly as possible any injunction or other order that may be entered; and

(2) all applicable waiting periods (and any extension thereof) prescribed by the HSR Act shall have expired or shall have been terminated.

(b) The obligation of the Purchaser to effect the Closing is also subject to the satisfaction or written waiver by the Purchaser at or prior to the Closing of the following conditions:

(1) (i) the representations and warranties of the Company set forth in Section 2.1 hereof (other than Sections 2.1(a), 2.1(b), 2.1(c)(1), 2.1(e) and 2.1(h)) shall be true and correct (disregarding all qualifications or limitations as to materiality or Company Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case each of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect, and (ii) the representations and warranties of the Company set forth in Sections 2.1(a), 2.1(b), 2.1(c)(1), 2.1(e) and 2.1(h) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date;

(2) the Company shall have performed in all material respects all obligations required to be performed by it pursuant to this Agreement prior to the Closing;

(3) the Purchaser shall have received a certificate signed on behalf of the Company by a duly authorized person certifying to the effect that the conditions set forth in Section 1.3(b)(1), (2), (9) and (10) have been satisfied;

(4) the Company shall have adopted and filed the Series A Certificate with the Secretary of State of the State of Delaware, and the Series A Certificate shall be in full force and effect;

(5) any shares of Common Stock that could potentially be issued upon conversion of the Series A Preferred Stock shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance;

(6) substantially contemporaneous with the Closing, the Company shall have reimbursed the costs and expenses of the Purchaser incurred in connection with the transaction contemplated by this Agreement, including the fees and expenses of Simpson Thacher & Bartlett LLP, counsel to the Purchaser, as well as Purchaser’s financial advisors, accountants, consultants and other advisors; provided that the aggregate of all such costs and expenses reimbursable by the Company shall not exceed $4,000,000;

(7) substantially contemporaneous with the Closing, the Company shall have paid a closing fee equal to $2,000,000 to Blackstone Management Partners L.L.C. or another entity designated by the Purchaser in writing no later than two (2) business days prior to the Closing Date, by wire transfer of immediately available funds to an account designated by the Purchaser in writing no later than two (2) business days prior to the Closing Date;

(8) the Company shall have delivered to the Purchaser duly executed resignation letters of two (2) directors on the Board of Directors of the Company or, in the case of death or other earlier vacancy, other evidence of two (2) vacancies on the Board of Directors;

(9) the Board of Directors shall have taken all actions necessary, without expanding the Board of Directors beyond eight (8) directors, to cause to be elected to the Board of Directors, effective immediately upon the Closing, such two (2) individuals designated by the Purchaser in writing at least three (3) business days prior to the Closing Date, and the Board of Directors shall have appointed such individuals to each committee of the Board of Directors on which such individual indicates a desire to serve at least three (3) business days prior to the Closing Date and as permitted by Law, and the Purchaser shall have received evidence reasonably satisfactory to it of the taking of such actions;

(10) since December 31, 2012, there shall not have occurred any Company Material Adverse Effect that is continuing; and

(11) the Board of Directors shall have taken all actions necessary and appropriate to form and appoint the Search Committee (as defined below) and cause such committee to have all the powers and authority necessary to identify and recommend to the Board of Directors by unanimous consent individual nominees for the position of chief executive officer of the Company as outlined in Section 4.5(d)(3) and the Purchaser shall have received evidence reasonably satisfactory to it of taking such actions.

(c) The obligation of the Company to effect the Closing is also subject to the satisfaction or written waiver by the Company prior to the Closing of the following conditions:

(1) the representations and warranties of the Purchaser set forth in Section 2.2 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of the Purchaser to fully perform its covenants and obligations under this Agreement;

(2) the Purchaser shall have performed in all material respects all obligations required to be performed by it pursuant to this Agreement prior to the Closing; and

(3) the Company shall have received a certificate signed on behalf of the Purchaser by a senior executive officer certifying to the effect that the condition set forth in Section 1.3(c)(1) and (2) has been satisfied.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company. Except as set forth (x) in the SEC Documents filed by the Company with the SEC, and publicly available, after December 31, 2012 and before the date of this Agreement, excluding any disclosures set forth in risk factors or any “forward looking statements” within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or (y) in a correspondingly identified schedule attached hereto, the Company represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that:

(a) Organization and Authority.

(1) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, has all requisite corporate power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have Company Material Adverse Effect. True and accurate copies of the Certificate of Incorporation and Bylaws, each as in effect as of the date of this Agreement, have been made available to the Purchaser prior to the date hereof. The Company intends to pay in full the cash dividends contemplated by the Series A Certificate at the times contemplated by the Series A Certificate.

(2) Each material Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, has all requisite corporate or other applicable entity power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; and “Company Subsidiary” means any Subsidiary of the Company.

(b) Capitalization.

(1) The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on December 24, 2013 (the “Capitalization Date”), there were 88,482,090 shares of Common Stock outstanding and zero shares of Preferred Stock outstanding. As of the close of business on the Capitalization Date, (i) 2,132,764 shares of Common Stock were reserved for issuance upon the exercise or payment of stock options outstanding on such date (“Company Stock Options”) and 2,617,640 shares of Common Stock were reserved for issuance upon the exercise or payment of stock units (including restricted stock and restricted stock units) or other equity-based incentive awards granted pursuant to any plans, agreements or arrangements of the Company and outstanding on such date (collectively, the “Company Stock Awards”) and (ii) 3,212,453 shares of Common Stock were held by the Company in its treasury. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. From the Capitalization Date through and as of the date of this Agreement, no other shares of Common Stock or Preferred Stock have been issued other than shares of Common Stock issued in respect of the exercise of Company Stock Options or Company Stock Awards in the ordinary course of business. The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect.

(2) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. Except (i) pursuant to any cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under Company Stock Options or Company Stock Awards, and (ii) as set forth in Section 2.1(b)(1), the Company does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments or other rights or agreements calling for the purchase or issuance of, or securities or rights convertible into, or exchangeable for, any shares of Common Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

(c) Authorization.

(1) The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company (the “Board of Directors”). This Agreement has been, and (as of the Closing) the other Transaction Documents will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, is, and (as of the Closing) each of the other Transaction Documents will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby. The Board of Directors has taken all necessary actions such that the restrictions set forth in Section 203 of the Delaware General Corporation Law will not apply to any acquisition by the Purchaser of the Series A Preferred Stock to be issued pursuant to this Agreement or upon the conversion of the Series A Preferred Stock issued pursuant to this Agreement.

(2) Neither the execution and delivery by the Company of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof (including the conversion or exercise provisions of the Series A Preferred Stock), will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) the certificate of incorporation of the Company (as amended or modified from time to time prior to the date hereof, the “Certificate of Incorporation”) or bylaws of the Company (as amended or modified from time to time prior to the date hereof, the “Bylaws”) or the certificate of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the

Company or any Company Subsidiary may be subject, or (B) violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(3) Other than the securities or blue sky laws of the various states and approval or expiration of applicable waiting periods under the HSR Act, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents.

(d) Sale of Securities. Based in part on the Purchaser’s representations in Section 2.2, the offer and sale of the shares of Series A Preferred Stock is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offer or sales of the Series A Preferred Stock and neither the Company nor, to the Knowledge of the Company, any person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Series A Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of the Series A Preferred Stock under this Agreement to be integrated with other offerings.

(e) Status of Securities. The shares of Series A Preferred Stock to be issued pursuant to this Agreement, and the shares of Common Stock to be issued upon conversion of the Series A Preferred Stock, have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement or the Series A Certificate, such securities will be validly issued, fully paid and nonassessable, will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in the Purchaser good title to all such securities, free and clear of all Liens (other than restrictions arising under applicable securities Laws), except restrictions imposed by the Securities Act, Section 4.2 and any applicable state or foreign securities laws. Upon any conversion of any shares of Series A Preferred Stock into Common Stock pursuant to the Series A Certificate, the shares of Common Stock issued upon such conversion will be validly issued, fully paid and nonassessable, and will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in the Purchaser good title to all such securities, free and clear of all Liens (other than restrictions arising under applicable securities Laws), except restrictions imposed by the Securities Act, Section 4.2 and any applicable state or foreign securities laws. The respective rights, preferences, privileges, and restrictions of the Series A Preferred Stock and the Common Stock are as stated in the Certificate of Incorporation (including the Series A Certificate). The shares of Common Stock to be issued upon any conversion of shares of Series A Preferred Stock into Common Stock have been duly reserved for such issuance.

(f) SEC Documents; Financial Statements.

(1) The Company has filed all required reports, proxy statements, forms, and other documents with the Securities and Exchange Commission (the “SEC”) since December 31, 2010 (collectively, the “SEC Documents”). Each of the SEC Documents, as of its respective date complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(2) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board of Director’s audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(3) There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its SEC Documents and is not so disclosed.

(4) The financial statements of the Company and its consolidated Subsidiaries included in the SEC Documents (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (b) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of the Company and its consolidated subsidiaries for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosures and normal audit adjustments).

(g) Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, (ii) liabilities incurred since September 30, 2013 in the ordinary course of business consistent with past practice, (iii) liabilities incurred pursuant to the transactions contemplated by this Agreement or the Registration Rights Agreement, and (iv) liabilities that would not, individually and in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise).

(h) Brokers and Finders. Except for Moelis & Company LLC pursuant to that certain engagement letter dated September 26, 2013, the fees and expenses of which will be paid by the Company, neither the Company nor its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby. The Company has furnished to the Purchaser a true and complete copy of each engagement letter entered into by and between the Company and Moelis & Company LLC.

(i) Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing (including “cease and desist” letters or invitations to take patent license) against, nor any outstanding judgment, order, writ or decree against, the Company or any of its Subsidiaries or any of their respective assets before or by any Governmental Entity which in the aggregate have, or if adversely determined, would reasonably be expected to have, a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order or decree of any Governmental Entity.

(j) Taxes.

(1) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has filed all Tax Returns required to have been filed, such Tax Returns were accurate in all material respects, and all Taxes due and payable by the Company (whether or not shown on any Tax Return) have been timely paid, except for (i) those for which extensions have been obtained and (ii) those which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP.

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(2) No examination or audit of any Tax Return relating to any Taxes of the Company or any of its Subsidiaries or with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries by any taxing authority is currently in progress or, to the Knowledge of the Company, threatened in writing, except for such examinations and audits as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(3) Neither the Company nor any of its Subsidiaries has engaged in, or has any material liability or material obligation with respect to, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(k) Permits and Licenses. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by each Governmental Entity necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations and permits would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(l) Environmental Matters. The Company and its Subsidiaries are in compliance with all, and for the past five (5) years have not violated any, applicable Environmental Laws except where failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has released Materials of Environmental Concern in a manner that would reasonably be expected to result in liability to any of them or that would reasonably be expected to adversely affect any of their operations and, to the Knowledge of the Company, Materials of Environmental Concern are not present at, under, in or affecting any Property currently or formerly owned, leased or used by the Company or any of its Subsidiaries, or at any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage or disposal, that would reasonably be expected to give rise to liability of or adversely affect the operations of the Company or any of its Subsidiaries, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(m) Title. Each of the Company and its Subsidiaries has good and marketable title to its Property that is owned real property, has, to the Knowledge of the Company, valid leases to its Property that is leased real property, and good and valid title to all of its other Property (other than negligible assets not material to the operations of the Company or any of its Subsidiaries), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(n) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or its Subsidiaries exclusively own, free and clear of all Liens (other than licenses of Intellectual Property and any restriction or covenant associated with any license of Intellectual Property), all (a) Intellectual Property registrations and applications filed in their names that have not expired or been abandoned, which such registrations are subsisting and unexpired, and to the Knowledge of the Company, valid and enforceable and (b) of the other material proprietary Intellectual Property used in the conduct of the businesses of the Company or its Subsidiaries that is not used pursuant to a license; provided, however, the foregoing representation in Section 2.1(n)(i) is subject to the Knowledge of the Company with respect to patents owned by third parties under which a license may be needed to practice any such Intellectual Property; (ii) to the Knowledge of the Company:

the conduct of the businesses of Company and its Subsidiaries does not materially infringe the Intellectual Property of any third party, and no person is materially infringing any Intellectual Property owned by the Company or its Subsidiaries; (iii) the Company and its Subsidiaries take reasonable actions to protect the material trade secrets and confidential information owned by the Company or its Subsidiaries and the security and operation of their material software, websites and systems (and the data therein), and, to the Knowledge of the Company, there have been no material breaches or outages of same.

(o) Employee Benefits/Labor.

(1) Except as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect, (A) each Plan complies with, and has been operated and administered in compliance with, its terms and all applicable Laws (including, without limitation ERISA and the Code), (B) the Company and each of its Subsidiaries have filed all reports, returns, notices, and other documentation required by ERISA, the Code or other applicable Law to be filed with any Governmental Entity with respect to each Plan, (C) with respect to any Plan, no actions, Liens, lawsuits, claims or complaints (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings) are pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, Liens, lawsuits, claims or complaints, and (D) to the Knowledge of the Company, no event has occurred with respect to a Plan which would reasonably be expected to result in a liability of the Company or any of its Subsidiaries to any Governmental Entity. Neither the Company, its Subsidiaries, nor any other entity which, together with the Company or its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code, has at any time during the last six (6) years maintained, sponsored or contributed to any employee benefit plan that is subject to Title IV of ERISA, including, without limitation, any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(2) Except as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect, none of the execution of, or the completion of the transactions contemplated by, this Agreement (whether alone or in connection with any other event(s)), could result in (A) severance pay or an increase in severance pay upon termination after Closing to any current or former employee of the Company or its Subsidiaries, (B) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any current or former employee of the Company or its Subsidiaries, (C) acceleration of the time of payment or vesting or result in funding of compensation or benefits to any current or former employee of the Company or its Subsidiaries, (D) any new material obligation under any Plan, (E) any limitation or restriction on the right of Company to merge, amend, or terminate any Plan, or (F) any payments which would not be deductible under Section 280G of the Code or subject to Tax under Section 4999 of the Code. No Plan provides for reimbursement or gross-up of any excise tax under Section 409A or Section 4999 of the Code.

(3) Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement: (A) the Company and each of its Subsidiaries is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or any Subsidiary, nor is any such contract or agreement presently being negotiated; (B) to the Knowledge of the Company, no campaigns are being conducted to solicit cards from any of the employees of the Company or any of its Subsidiaries to authorize representation by any labor organization, and no such campaigns have been conducted within the past three years; (C) no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy is in effect or, to the Knowledge of the Company, threatened in writing, and neither the Company nor any of its Subsidiaries has experienced any such labor controversy within the past three years; (D) no unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened in writing with respect to any employment practices of the Company or any of its Subsidiaries; (E) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any current or former employee, labor organization or other representative of the employees of the Company or any of its Subsidiaries (including persons employed jointly by such entities with any other staffing or other similar entity) is pending or, to the Knowledge of the Company, threatened in writing; (F) the Company and each of its Subsidiaries are in compliance with all applicable laws, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended, the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks and pay for all working time, and the proper classification of individuals as non-employee contractors or consultants; and (G) the Company and each of its Subsidiaries is in compliance with all applicable Law relating to child labor, forced labor and involuntary servitude.

(p) Indebtedness. Neither the Company nor any of its Subsidiaries is, immediately prior to the execution and delivery of this Agreement, or will be, at the time of the Closing after giving effect thereto, in default in the payment of any material indebtedness or in default under any agreement relating to its material indebtedness.

(q) Registration Rights. Except as provided in the Registration Rights Agreement, the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

(r) Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation of any applicable Law, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company as of the date of this Agreement, neither the Company nor any of its Subsidiaries is being investigated with respect to any applicable Law, except for such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(s) Absence of Changes. Since December 31, 2012, there has not been any action or omission of the Company or any of its Subsidiaries that, if such action or omission occurred between the date of this Agreement and the Closing Date, would violate Section 3.8.

(t) Illegal Payments; FCPA Violations. None of the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has, except as would not, individually or in the aggregate, reasonably be expected to result in material liability, fine or judgment to the Company and its Subsidiaries, determined on a consolidated basis: (i) paid, caused to be paid, agreed to pay, or offered, directly or indirectly, in connection with the business of the Company, any payment or gift given to any person acting in an official capacity for any Governmental Entity, to any political party or official thereof, or to any candidate for political office (each, a “Government Official”) with the purpose of (w) influencing any act or decision of such Government Official in his official capacity; (x) inducing such Government Official to perform or omit to perform any activity related to his legal duties; (y) securing any improper advantage; or (z) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist the Company or its Affiliates in obtaining or retaining business for or with, or in directing business to, the Company or its Affiliates; (ii) made any illegal contribution to any political party or candidate; or (iii) intentionally established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose. Without limiting any of the foregoing, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has taken any action that would violate the U.S. Foreign Corrupt Practices Act. Further, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has taken any action that would violate the UK Bribery Act 2010 or any other applicable anti-bribery law, nor has paid, caused to be paid, agreed to pay, or offered, directly or indirectly, in connection with the business of the Company, any bribe, kickback, other similar illegal payment or gift, to any supplier or customer, except, in each case, for such violations as would not, individually or in the aggregate, have a Material Adverse Effect.

(u) Economic Sanctions. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company is not in contravention of and has not engaged in any conduct sanction sanctionable under U.S. economic sanctions laws, including laws administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, the Iran Threat Reduction and Syria Human Rights Act, the Iran Freedom and Counter-Proliferation Act of 2012, and any executive order issued pursuant to any of the foregoing.

(v) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to, have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received as of the date of this Agreement any notification that the SEC is contemplating terminating such registration.

(w) No Restriction on Ability to Pay Cash Dividends. Except in the event of an unrelated default or event of default under the Company’s Amended and Restated Credit Agreement, dated as of December 16, 2011, by and among the Company and the other parties from time to time party thereto, as amended by that certain First Amendment, dated as of December 10, 2012, as further amended by that certain Second Amendment, dated as of June 12,

2013, the Company is not party to any contract, agreement, arrangement or other understanding, oral or written, express or implied, and is not subject to any provision in its Certificate of Incorporation or Bylaws or other governing documents or resolutions of the Board that, in each case, by its terms restricts, limits, prohibits or prevents the Company from paying dividends, including in full in cash on the Series A Preferred Stock in the amounts contemplated by the Series A Certificate, for a period of one year from and after the Closing.

(x) No Additional Representations. Except for the representations and warranties made by the Company in Section 2.1, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to the Purchaser, or any of its Affiliates or representatives, with respect to (i) except for the representations and warranties made by the Company in this Section 2.1, any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (ii) except for the representations and warranties made by the Company in this Section 2.1, any oral or written information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Purchaser and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement or in any certificate delivered pursuant hereto, nor will anything in this Agreement operate to limit any claim by the Purchaser or any of its Affiliates for fraud.

2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date),that:

(a) Organization and Authority. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and the Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization.

(1) The Purchaser has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) Neither the execution, delivery and performance by the Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (i) its governing instruments or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(3) Other than the securities or blue sky laws of the various states, and approval or expiration of applicable waiting periods under the HSR Act no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.

(c) Purchase for Investment. The Purchaser acknowledges that the Series A Preferred Stock have not been registered under the Securities Act or under any state securities laws. The Purchaser (1) acknowledges that it is acquiring the Series A Preferred Stock pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Series A Preferred Stock to any person in violation of applicable securities laws, (2) will not sell or otherwise dispose of any of the Series A Preferred Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Series A Preferred Stock and of making an informed investment decision, (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), (5) is a “qualified institutional buyer” (as that term is defined in Rule 144A of the Securities Act), and (6) (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Series A

Preferred Stock, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Series A Preferred Stock indefinitely and (y) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Series A Preferred Stock and to protect its own interest in connection with such investment.

(d) Financial Capability. The Purchaser currently has capital commitments sufficient to, and at the Closing will have available funds necessary to, consummate the Closing on the terms and conditions contemplated by this Agreement. The Purchaser is not aware of any reason why the funds sufficient to fulfill its obligations under Article I will not be available on the Closing Date upon request of its limited partners.

(e) Brokers and Finders. Neither the Purchaser nor its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which the Company will incur any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees.

ARTICLE III

COVENANTS

3.1 Filings; Other Actions. During the period commencing on the date hereof and terminating on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with the provisions hereof (the “Pre-Closing Period”), each of the Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. In particular, the Purchaser and the Company shall use all reasonable best efforts to obtain or submit, as the case may be, as promptly as practicable following the date hereof (and in any event within ten (10) business days of the date hereof), the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in each case, with respect to the transactions contemplated hereby, including the issuance of Series A Preferred Stock and Common Stock to the Purchaser (including upon conversion of Series A Preferred Stock). Without limiting the foregoing, the Purchaser and the Company shall prepare and file a Notification and Report Form pursuant to the HSR Act in connection with the transactions contemplated by this Agreement. The Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1. The Purchaser shall promptly furnish the Company, and the Company shall promptly furnish the Purchaser, to the extent permitted by Law, with copies of written communications received by it or its Subsidiaries from any Governmental Entity in respect of the transactions contemplated by this Agreement.

3.2 Reasonable Best Efforts to Close. During the Pre-Closing Period, the Company and the Purchaser will use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable laws so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate reasonably with the other party hereto to that end, including in relation to the satisfaction of the conditions to Closing set forth in Sections 1.3(a), (b) and (c) and cooperating in seeking to obtain any consent required from Governmental Entities.

3.3 Corporate Actions.

(a) Authorized Common Stock. At any time that any Series A Preferred Stock is outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized capital stock of the Corporation to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of the Series A Preferred Stock then outstanding (giving effect to any adjustment to the Conversion Rate (as defined in the Series A Certificate) pursuant to Section 9 of the Series A Certificate). All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and free and clear of any Liens (other than restrictions arising under applicable securities Laws).

(b) Certificate. Prior to the Closing, the Company shall file in the office of the Secretary of State of the State of Delaware the Series A Certificate in the form attached to this Agreement as Schedule A, with such changes thereto as the parties may reasonably agree.

(c) Certain Adjustments. If any occurrence since the date hereof until the Closing would have resulted in an adjustment to the Conversion Rate (as defined in the Series A Certificate) pursuant to Section 9 of the Series A Certificate if the Series A Preferred Stock had been issued and outstanding since the date hereof, the Company shall adjust the Conversion Rate, effective as of the Closing, in the same manner as would have been required by Section 9 of the Series A Certificate if the Series A Preferred Stock had been issued and outstanding since the date hereof.

3.4 Information Rights.

(a) Following the Closing and for as long as the Blackstone Parties have the right to nominate at least one director nominee in accordance with Section 4.5: (1) the Company shall provide the Purchaser Representative with unaudited monthly (as soon as available) manager financial statements, quarterly (as soon as available) financial statements and audited (by a nationally recognized accounting firm) annual (as soon as available) financial statements, in each case, prepared in accordance with GAAP as in effect from time to time, which statements shall include the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows; and (2) the Company shall permit the Purchaser or any authorized representatives designated by the Purchaser reasonable access to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of account and other records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times and as often as the Holders may reasonably request. Any investigation pursuant to this Section 3.4 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the Company and its Subsidiaries.

(b) Following the Closing and for as long as the Blackstone Parties have the right to nominate at least one director nominee in accordance with Section 4.5, the Company shall provide to the Purchaser all written information that is provided to the Board of Directors at substantially the same time at which such information is first delivered or otherwise made available in writing to the Board of Directors.

(c) Nothing herein shall require the Company or any of its Subsidiaries to disclose any information to the extent (i) prohibited by applicable Law, (ii) that the Company reasonably believes such information to be competitively sensitive or proprietary information or (iii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any of its Subsidiaries is a party or would cause a risk of loss of privilege to the Company or any of its Subsidiaries (provided that the Company shall use reasonable best efforts to make appropriate substitute arrangements under circumstances where the restrictions in clauses (i), (ii) and/or (iii) apply).

3.5 Confidentiality. Each party to this Agreement will hold, and will cause its respective Affiliates and their respective directors, managers, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure), all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by or on behalf of such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party from other sources, provided that such source was not known, after reasonable inquiry and investigation, by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, (2) in the public domain through no violation of this Section 3.5 by such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, financing sources and other consultants and advisors.

3.6 Nasdaq Listing of Shares. To the extent not already done so, the Company shall promptly apply to cause any shares of Common Stock that could potentially be issued upon the conversion of the Series A Preferred Stock to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

3.7 State Securities Laws. During the Pre-Closing Period, the Company shall use its reasonable best efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of Common Stock and/or Series A Preferred Stock and (b) cause such authorization, approval, permit or qualification to be effective as of the Closing and as of any conversion of Series A Preferred Stock.

3.8 Negative Covenants. During the Pre-Closing Period, the Company and its Subsidiaries shall use their reasonable best efforts to operate their businesses in the ordinary course, and, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), shall not:

(a) declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company;

(b) redeem, repurchase or acquire any capital stock of the Company or any of its Subsidiaries, other than repurchases of capital stock from employees, officers or directors of the Company or any of its Subsidiaries in the ordinary course of business pursuant to any of the Company’s agreements or plans in effect as of the date hereof;

(c) amend the Certificate of Incorporation or Bylaws in a manner that would affect the Purchaser in an adverse manner either as a holder of Series A Preferred Stock or with respect to the rights of the Purchaser under this Agreement or the Registration Rights Agreement; or

(d) authorize, issue or reclassify any capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, of the Company other than (i) the authorization and issuance of the Series A Preferred Stock and (ii) issuances of capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, of the Company to employees, officers and directors of the Company or any of its Subsidiaries in the ordinary course of business pursuant to any of the Company’s agreements or plans in effect as of the date hereof, provided that, notwithstanding any other provision herein, any consent of the Purchaser pursuant to Section 3.8(b) with respect to repurchases under the Company’s repurchase program, as in effect on the date hereof or adopted hereafter, may be given orally or through electronic submission, including by email.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Standstill. Until the date on which the Blackstone Parties are no longer entitled to designate any directors to the Board of Directors pursuant to Section 4.5, the Purchaser agrees that, without the prior approval of the Board of Directors, the Purchaser will not, directly or indirectly:

(a) purchase, offer to purchase, or agree to purchase or otherwise acquire “beneficial ownership” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of Common Stock or any securities convertible or exchangeable into Common Stock if such action would result in the Blackstone Parties Beneficially Owning more than 25% of the Company’s total outstanding Common Stock, excluding any shares of Common Stock or other securities acquired pursuant to a conversion of the Series A Preferred Stock, dividend or distributions by the Company or otherwise acquired pursuant to the Transaction Documents, including Section 4.4 of this Agreement;

(b) make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its Subsidiaries, or seek or propose to influence, advise, change or control the management, board of directors, policies, affairs or strategy of the Company by way of any public communication or other communications to securityholders intended for such purpose;

(c) make a proposal for, or offer of (with or without conditions) any acquisition of or extraordinary transaction involving the Company or any of the Company’s Subsidiaries or any of their respective securities or assets;

(d) effect or seek to effect, offer or propose (whether publicly or otherwise), or cause or participate in, or in any way assist or knowingly facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate (except as a holder of Common Stock or Series A Preferred Stock) in a merger, consolidation, division, acquisition or exchange of substantially all assets or equity, change of control transaction, recapitalization, restructuring, liquidation or similar transaction involving the Company or any of its Subsidiaries; or

(e) enter into any discussions, negotiations, arrangements or understandings with, or form a group with, any third party in connection with such third party’s taking, planning to take, or seeking to take any of the actions prohibited by clauses (a) through (d) of this Section 4.1; provided, however, that nothing in this Section 4.1 will limit (I) the Purchaser’s ability to vote, Transfer (subject to Section 4.2) or otherwise exercise rights under its Common Stock or Series A Preferred Stock or (II) the ability of any director designated by the Purchaser to vote or otherwise exercise its fiduciary duties as a member of the Board of Directors.

4.2 Transfer Restrictions.

(a) Except as otherwise permitted in this Agreement, until the second anniversary of the Closing Date, the Blackstone Parties will not Transfer any Series A Preferred Stock or any Common Stock issued upon conversion of the Series A Preferred Stock or, if applicable, issued pursuant to this Agreement.

(b) Notwithstanding Section 4.2(a), the Blackstone Parties shall be permitted to Transfer any portion or all of their Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock at any time under the following circumstances:

(1) Transfers to any Permitted Transferee, but only if the transferee agrees in writing for the benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Series A Preferred Stock and/or Common Stock so Transferred back to the transferor at or before such time as the transferee ceases to be an Affiliate of the transferor;

(2) Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any Subsidiary; and

(3) Transfers that have been approved in writing by the Board of Directors.

(c) Notwithstanding Sections 4.2(a) and (b), for so long as any shares of Series A Preferred Stock issued pursuant to this Agreement are outstanding, the Blackstone Parties will not at any time directly or knowingly indirectly Transfer any Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock to a Company Competitor or to a 25% Entity; provided, however, that this Section 4.2(c) shall not restrict any Transfer into the public market pursuant to a registered offering of Series A Preferred Stock or Common Stock or any Transfer pursuant to Section 4.2(b)(2).

4.3 Legend.

(a) The Purchaser agrees that all certificates or other instruments representing the Series A Preferred Stock or Common Stock subject to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF DECEMBER 28, 2013, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b) Upon request of the applicable Blackstone Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Series A

Preferred Stock or Common Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement). The Purchaser acknowledges that the Series A Preferred Stock and Common Stock issuable upon conversion of the Series A Preferred Stock or, if applicable, issued pursuant to this Agreement have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Series A Preferred Stock or Class A Common Stock issuable upon conversion of the Series A Preferred Stock or, if applicable, issued pursuant to this Agreement, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

4.4 Participation.

(a) For the purposes of this Section 4.4, “Excluded Stock” shall mean (i) shares of equity securities issued by the Company as a stock dividend payable in shares of equity securities, or upon any subdivision or split-up of the outstanding shares of capital stock, (ii) the issuance of shares of equity securities (including upon exercise of options) to directors, employees or consultants of the Company pursuant to a stock option plan, restricted stock plan or other similar plan approved by the Board of Directors, (iii) the issuance of shares of equity securities in connection with bona fide acquisitions of securities (other than securities of the Company or any non-wholly-owned Company Subsidiary), or substantially all of the assets of another person or business (other than issuances to persons that were Affiliates of the Company at the time that the agreement with respect to such issuance was entered into), (iv) securities issued pursuant to the conversion, exercise or exchange of Series A Preferred Stock issued to the Purchaser, (v) shares of a Subsidiary of the Company issued to the Company or a wholly owned Subsidiary of the Company, or (vi) securities of a joint venture (provided that no Affiliate (other than any Subsidiary of the Company) of the Company acquires any interest in such securities in connection with such issuance).

(b) For so long as the Blackstone Parties are entitled to designate any directors to the Board of Directors pursuant to Section 4.5, if the Company proposes to issue equity securities of any kind (the term “equity securities” shall include for these purposes Common Stock and any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Stock or any other class of capital stock of the Company), other than Excluded Stock, then, the Company shall:

(1) give written notice to the Purchaser Representative (no less than twenty (20) business days prior to the closing of such issuance or if the Company reasonably expects such issuance to be completed in less than twenty (20) business days, such shorter period, which shall be as long as commercially practicable (and in any event no less than ten (10) business days), required for the Blackstone Parties and their Permitted Transferees to participate in such issuance) setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of such securities proposed to be issued; and (D) such other information as the Purchaser Representative may reasonably request in order to evaluate the proposed issuance; and

(2) offer to issue and sell to the Blackstone Parties, on such terms as the Proposed Securities are issued and upon full payment by the Blackstone Parties, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of shares of Common Stock the Blackstone Parties Beneficially Own (on an “as-converted basis”) by (B) the total number of shares of Common Stock then outstanding (on an “as-converted basis”).

(c) The Blackstone Parties must exercise their purchase rights hereunder within fifteen (15) business days after receipt of such notice from the Company, or if the Company reasonably expects such issuance to be completed in less than twenty (20) business days, such shorter period, which shall be as long as practicable (and in any event no less than ten (10) business days after receipt of notice from the Company), required for the Blackstone Parties and, subject to Section 4.2, their Permitted Transferees to participate in such issuance. If the Company offers two (2) or more securities in units to the other participants in the offering, the Blackstone Parties must purchase such units as a whole and will not be given the opportunity to purchase only one (1) of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right.

(d) Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Blackstone Parties have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Blackstone Parties in the notice delivered in accordance with Section 4.4(b). Any Proposed Securities offered or sold by the Company after such 90-day period must be reoffered to the Blackstone Parties pursuant to this Section 4.4.

(e) The election by any Blackstone Parties not to exercise its subscription rights under this Section 4.4 in any one instance shall not affect their right as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving the Blackstone Parties the rights described in this Section 4.4 shall be void and of no force and effect.

4.5 Election of Directors.

(a) For so long as the Blackstone Parties Beneficially Own shares of Series A Preferred Stock and/or shares of Common Stock that were converted from shares of Series A Preferred Stock that represent at least 25% of the number of shares of Series A Preferred Stock issued at Closing, the Board of Directors shall consist of not more than eight (8) members.

(b) For so long as the Blackstone Parties Beneficially Own shares of Series A Preferred Stock and/or shares of Common Stock that were converted from shares of Series A Preferred Stock that represent at least 75% of the number of shares of Common Stock Beneficially Owned by the Blackstone Parties on an “as converted basis” as of the Closing, the Blackstone Parties shall have the right to designate for nomination two (2) members of the Board of Directors. The Board of Directors shall recommend that such designees be included in the slate of nominees in the class to be elected or appointed to the Board of Directors at the next (and each applicable subsequent) annual or special meeting of stockholders, subject to such designees’ satisfaction of all applicable requirements regarding service as a director of the Company under applicable law, regulation or stock exchange rules regarding service as a director and such other criteria and qualifications for service as a director applicable to all directors of the Company and in effect on the date hereof; provided, however, that in no event shall any such designee’s relationship with the Blackstone Parties or their Affiliates (or any other actual or potential lack of independence resulting therefrom) be considered to disqualify such designee from being a member of the Board of Directors pursuant to this Section 4.5. So long as such designees are elected to the Board of Directors by the Company’s stockholders, the directors designated for nomination by the Blackstone Parties under this Section 4.5(b) shall serve the term associated with the class of directors to which such director belongs in accordance with the Certificate of Incorporation. Notwithstanding the foregoing, at such time as the threshold set forth in this Section 4.5(b) is no longer satisfied, the right of the Blackstone Parties to designate for nomination directors under Section 4.5(b) shall terminate and such directors shall promptly resign (subject to the Blackstone Parties’ ability to designate for nomination a director pursuant to clause (c) below).

(c) For so long as the Blackstone Parties Beneficially Own shares of Series A Preferred Stock and/or shares of Common Stock that were converted from shares of Series A Preferred Stock that represent less than 75% but more than 25% of the number of shares of Common Stock Beneficially Owned by the Blackstone Parties on an “as converted basis” as of the Closing, the Blackstone Parties shall have the right to designate for nomination one (1) member of the Board of Directors. The Board of Directors shall recommend that such designee be included in the slate of nominees in the class to be elected or appointed to the Board of Directors at the next (and each applicable subsequent) annual or special meeting of stockholders, subject to such designee’s satisfaction of all applicable requirements regarding service as a director of the Company under applicable law, regulation or stock exchange rules regarding service as a director and such other criteria and qualifications for service as a director applicable to all directors of the Company and in effect on the date hereof; provided, however, that in no event shall such designee’s relationship with the Blackstone Parties of their Affiliates (or any other actual or potential lack of independence resulting therefrom) be considered to disqualify such designee from being a member of the Board of Directors pursuant to this Section 4.5. So long as such designee is elected to the Board of Directors by the Company’s stockholders, the director designated for nomination by the Blackstone Parties under this Section 4.5(c) shall serve the term associated with the class of directors to which such director belongs in accordance with the Certificate of Incorporation. Notwithstanding the foregoing, at such time as the threshold set forth in this Section 4.5(c) is no longer satisfied, the right of the Blackstone Parties to designate for nomination a director under Section 4.5(c) shall terminate and such director shall promptly resign.

(d) For so long as the Blackstone Parties have the right to designate directors for nomination pursuant to Section 4.5(b) or (c) above,

(1) the Company or the Board of Directors shall (i) cause the Board of Directors to have sufficient vacancies to permit such persons to be added as members of the Board of Directors, (ii) nominate such persons for election to the Board of Directors and (iii) recommend that the Company’s stockholders vote in favor of the persons designated for nomination by the Blackstone Parties in all subsequent stockholder meetings. Nothing in this Section 4.5 shall modify the conditions set forth in Section 1.3(b)(8), (9) and (11). In the event of the death, disability, resignation or removal of any person designated by the

Blackstone Parties as a member of the Board of Directors, subject to the continuing satisfaction of the applicable threshold set forth in Section 4.5(b) or (c), as applicable, the Blackstone Parties may designate a person to replace such person and the Company shall cause such newly designated person to fill such resulting vacancy. So long as any person designated by the Blackstone Parties to serve as a member of the Board of Directors is eligible to be so designated in accordance with this Section 4.5, the Company shall not take any action to remove such person as such a director without cause without the prior written consent of the Blackstone Parties. Subject to compliance with applicable laws, regulations or stock exchange rules, each of the Blackstone Parties’ designees to the Board of Directors shall be entitled to serve on, and the Board of Directors shall appoint such designee to, any committee or committees of the Board of Directors upon which such designee may wish to serve; provided that only one of the Purchaser’s designees may serve on the Search Committee;

(2) each of the Blackstone Parties designees for the Board of Directors shall be entitled to compensation consistent with the compensation received by other members of the Board of Directors, including any fees and equity awards, and reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees; provided that such compensation shall be paid to the Purchaser or its designee(s); and

(3) as of the Closing, the Board of Directors shall take all necessary and appropriate action to form and maintain a special committee of the Board of Directors (the “Search Committee”), consisting of three directors (at least one of whom shall always be a designee of the Purchaser), with the sole power and authority to identify, consider, assess, evaluate, research and recommend individual nominees for the position of chief executive officer (or similar position, if the position of chief executive officer ceases to exist); provided that any such recommendation requires the unanimous consent of the members of the Search Committee and provided further that the Board of Directors shall not appoint a chief executive officer (or similar position, if the position of chief executive officer ceases to exist) without the recommendation of the Search Committee; notwithstanding anything to the contrary, the obligations set forth in this Section 4.5(d)(3) shall terminate twenty-four (24) months from the Closing Date.

4.6 Tax Matters.

(a) The Company and its paying agent shall be entitled to withhold taxes on all payments on the Series A Preferred Stock or Common Stock or other securities issued upon conversion of the Series A Preferred Stock to the extent required by law. Prior to the date of any such payment, the Purchaser (or any transferee) shall deliver to the Company or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or an appropriate Internal Revenue Service Form W-8, as applicable.

(b) Absent a change in law or Internal Revenue Service practice, or a contrary determination (as defined in Section 1313(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”)), the Purchaser and the Company agree not to treat the Series A Preferred Stock (based on their terms as set forth in the Series A Certificate) as “preferred stock” within the meaning of Section 305 of the Code, and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment.

(c) The Company shall pay any and all documentary, stamp and similar issue or transfer tax due on (x) the issue of the Series A Preferred Stock and (y) the issue of shares of Common Stock upon conversion of the Series A Preferred Stock. However, in the case of conversion of Series A Preferred Stock, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or Series A Preferred Stock in a name other than that of the holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

(d) The Purchaser and the Company agree to cooperate with each other in connection with any redemption of part of the shares of Series A Preferred Stock and to use good faith efforts to structure such redemption so that such redemption may be treated as a sale or exchange pursuant to Section 302 of the Code; provided that nothing in this Section 4.6(d) shall require the Company to purchase any shares of Series A Preferred Stock, and provided further that the Company makes no representation or warranty hereunder regarding the tax treatment of any redemption of Series A Preferred Stock.

ARTICLE V

INDEMNITY

5.1 Indemnification by the Company. From and after the Closing, the Company agrees to indemnify the Purchaser and its Affiliates and its and their officers, directors, managers, employees and agents (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses (including losses arising from the diminution in value of the Company as a result of such indemnification by the Company), damages, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action (“Losses”), and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third Party Claim, incurred by or asserted against such Purchaser Related Parties, as a result of or arising out of (i) the failure of the representations or warranties made by the Company contained in Section 2.1(a), 2.1(b), 2.1(c)(1), 2.1(e), 2.1(f)(1), 2.1(f)(4) or in any certificate delivered pursuant hereto to be true and correct or (ii) the breach of any of the covenants of the Company contained herein; provided that in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty as set forth in Section 5.5; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given written notice (stating in reasonable detail the basis of the claim for indemnification) to the Company shall constitute the date upon which such claim has been made; provided, further, for the purposes of calculating the amount of Losses and for determining whether a breach of any representation or warranty has occurred for purposes of this Section 5.1, all materiality and Company Material Adverse Effect qualifiers contained in Sections 2.1(a) (other than the first materiality qualifier in Section 2.1(a)(2)), 2.1(b), 2.1(c)(1) and 2.1(e) shall be disregarded therefrom.

5.2 Indemnification by the Purchaser. From and after the Closing, the Purchaser agrees to indemnify the Company and its officers, directors, managers, employees, and agents (collectively, “Company Related Parties”) from, and hold each of them harmless against, any and all Losses, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third Party Claim, incurred by or asserted against such Company Related Parties as a result of or arising out of (i) the failure of any of the representations or warranties made by the Purchaser contained in Section 2.2(a) or 2.2(b)(1) to be true and correct or (ii) the breach of any of the covenants of the Purchaser contained herein; provided that in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty as set forth in Section 5.5; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Company Related Party shall have given written notice (stating in reasonable detail the basis of the claim for indemnification) to the Purchaser shall constitute the date upon which such claim has been made.

5.3 Indemnification Procedure.

(a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification that it may claim in accordance with this Article V, except as otherwise provided in Sections 5.1 and 5.2.

(b) Promptly after any Company Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each, a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third Party Claim but failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. Such notice shall state the nature and the basis of such Third Party Claim to the extent then known. The Indemnifying Party shall have the right to assume and control the defense of, and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to assume and control the defense or settle such Third Party Claim, it shall promptly, and in no event later than ten (10) business days after notice of such claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all reasonable respects in the defense thereof and/or the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its own expense, to participate in the defense of such asserted liability and any negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) business days of when the Indemnified Party provides written notice of a Third Party Claim, failed to (y) assume the defense or settlement of such Third Party Claim and (z) notify the Indemnified Party of such assumption, or (B) the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then, in each case, the Indemnified Party shall have the right to select a separate counsel and, upon prompt notice to the Indemnifying Party, to assume such settlement or legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the Indemnified Party.

5.4 Tax Matters. All indemnification payments under this Article V shall be treated as adjustments to the Purchase Price for tax purposes, except as otherwise required by applicable Law.

5.5 Survival. The representations and warranties of the parties contained in this Agreement shall survive for twelve (12) months following the Closing, except that (i) the representations and warranties of the Company contained in Sections 2.1(a), 2.1(b), 2.1(c)(1) and 2.1(e) will survive indefinitely, and (ii) the representations and warranties of the Purchaser contained in Sections 2.2(a) and 2.2(b)(1) will survive indefinitely. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

5.6 Limitation on Damages. Notwithstanding any other provision of this Agreement, except in the case of fraud, no party hereto shall have any liability to the other party in excess of the Purchase Price, and neither party shall be liable for any exemplary or punitive damages or any other damages to the extent not reasonably foreseeable arising out of or in connection with this Agreement or the transactions contemplated hereby (in each case, unless any such damages are awarded pursuant to a Third Party Claim).

ARTICLE VI

MISCELLANEOUS

6.1 Expenses. Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; provided that, except as set forth in Section 4.6(c) that the Company shall, upon the Closing of the transaction contemplated hereby, or thereafter, reimburse the Purchaser for its reasonable costs and expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement, including any such costs and expenses incurred after the Closing (including fees and expenses of attorneys and accounting and financial advisers in connection with the transactions contemplated pursuant to this Agreement), provided that the maximum amount of such costs and expenses reimbursed at Closing and thereafter shall not exceed $4,000,000 in the aggregate.

6.2 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.3 Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission and such facsimiles or other means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.

6.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (except to the extent that mandatory provisions of Delaware law are applicable). The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.6 shall be deemed effective service of process on such party.

6.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	If to Purchaser:

Blackstone Capital Partners VI L.P.

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Attn: Prakash Melwani

Fax: 212-583-5596

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, New York 10017

Attn: Peter Martelli

         Anthony F. Vernace

Fax: 212-455-2502

(b)	If to the Company:

Crocs, Inc.

7477 East Dry Creek Parkway

Niwot, CO 80503

Attn: Board of Directors

Fax: 303-848-7010

with a copy to (which copy alone shall not constitute notice):

Perkins Coie LLP

1900 16th Street

Suite 1400

Denver, CO 80202

Attn: Jason Day

Sonny Allison

Kester Spindler

Fax: 303-291-2400

6.7 Entire Agreement. This Agreement (including the Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof

6.8 Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, provided, however, that (a) the Purchaser or any Blackstone Party may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees, including as contemplated in Section 4.2(b), and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided that no such assignment will relieve the Purchaser of its obligations hereunder prior to the Closing; provided, further, that no Blackstone Party shall assign any of its obligations hereunder with the primary intent of avoiding, circumventing or eliminating such Blackstone Party’s obligations hereunder.

6.9 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a) the word “or” is not exclusive;

(b) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d) the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close; and

(e) the term “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(f) “25% Entity” means, any person that, after giving effect to a proposed Transfer, would Beneficially Own Common Stock entitling such person to greater than 25% of the voting power of the Company.

(g) “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person; provided, however, that (i) portfolio companies in which any person or any of its Affiliates has an investment shall not be deemed an Affiliate of such person, or (ii) the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of the Purchaser for purposes of this Agreement; provided, however, that for the purposes of Section 3.5, any portfolio company of the Purchaser or its Affiliates that (but for clause (i) of this definition) would be an Affiliate of the Purchaser will be an Affiliate if the Purchaser or any of its Affiliates (or any representative on behalf of the Purchaser or any of its Affiliates) has provided, directly or indirectly, such portfolio company with Information subject to the restrictions in Section 3.5. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(h) “as-converted basis” means, with respect to the outstanding shares of Common Stock, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the Series A Preferred Stock that is then outstanding.

(i) “Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act and a person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any person’s Beneficial Ownership, such person shall be deemed to be the Beneficial Owner of any Equity Securities which may be acquired by such person, whether within sixty (60) days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Company or any Company Subsidiary.

(j) “Blackstone Parties” means the Purchaser and each Permitted Transferee of the Purchaser to whom shares of Series A Preferred Stock or Common Stock are transferred pursuant to Section 4.2(b).

(k) “Company Competitor” shall mean, at any time, any person that (i) derives a majority of its consolidated revenue in any fiscal year from the design, manufacture, sale and distribution of footwear, (ii) derives $500,000,000 or more in any fiscal year from the design, manufacture, sale and distribution of footwear or (iii) is an Affiliate of any person described in clause (i) or (ii), except if such Affiliate is a portfolio company of a private equity fund, hedge fund, sovereign wealth fund or similar financial investor.

(l) “Company Material Adverse Effect” shall mean, with respect to the Company, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred: (A) any change in the Company’s stock price or trading volume on the Nasdaq Global Select Market, (B) any failure by the Company to meet internal or analyst revenue, earnings or other financial projections or expectations for any period, (C) any Effect that results from changes affecting the industry in which the Company operates, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or capital market conditions, in each case except to the extent such changes disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industry as the Company, (D) any Effect caused by the announcement or pendency of the transactions contemplated by this Agreement, or the identity of the Purchaser or any of its Affiliates as the purchaser in connection with the transactions contemplated by this Agreement, (E) acts of war or terrorism or natural disasters, (F) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and therein, or any action taken or omitted to be taken by the Company at the request or with the prior consent of the Purchaser, (G) changes in GAAP or other accounting standards (or any interpretation thereof) or (H) changes in any Laws or other binding directives issued by any Governmental Entity or interpretations or enforcement thereof; provided, however, that (x) the exceptions in clause (A) and (B) shall not prevent or otherwise affect a determination that any Effect underlying such change or failure has resulted in, or contributed to, a Company Material Adverse Effect, (y) without limiting clause (C), with respect to clauses (E), (G) and (H), such Effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent such Effects disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industry as the Company and its Subsidiaries.

(m) “Effect” shall mean any change, event, effect, development or circumstance.

(n) [Intentionally Omitted.]

(o) “Environmental Law” shall mean any Laws regulating, relating to or imposing standards of conduct concerning protection of the environment or of human health and safety.

(p) “Equity Securities” means the equity securities of the Company, including shares of Common Stock and Series A Preferred Stock.

(q) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

(r) “Governmental Entity” shall mean any court, administrative or regulatory agency or commission or other governmental or arbitral body or authority or instrumentality, in each case whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

(s) “Intellectual Property” means all worldwide intellectual and industrial property rights, including patents, utility models, trademarks, service marks, trade names, corporate names, trade dress, domain names, and other source indicators (and all goodwill relating thereto), copyrights and copyrighted works, inventions, know-how, trade secrets, methods, processes, formulae, technical or proprietary information, and technology and all registrations, applications, renewals, re-examinations, re-issues, divisions, continuations, continuations-in part and foreign counterparts thereof.

(t) “Knowledge of the Company” means the actual knowledge after reasonable inquiry of one or more of John McCarvel, Daniel Hart, Jeffrey Lasher, Scott Crutchfield and/or Mike DeBell.

(u) “Law” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(v) “Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind, whether based on common law, statute or contract.

(w) “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances that are regulated pursuant to or could give rise to liability under any Environmental Law.

(x) “Permitted Transferee” means, with respect to any person, (i) any Affiliate of such person, (ii) any successor entity of such person and (iii) with respect to any person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such person or an Affiliate, advisor or manager of such person serves as the general partner, manager or advisor.

(y) “Plan” shall mean any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) subject to Title IV of ERISA and maintained for employees of the Company or of any member of a “controlled group,” as such term is defined in Section 4001(a)(14) of ERISA, of which the Company or any of its Subsidiaries is a part, or any such employee pension benefit plan to which the Company or any of its Subsidiaries is required to contribute on behalf of its employees, and any other employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or any compensation plan, policy, program, agreement or arrangement, including any employment, change in control, bonus, equity-based compensation, retention or other similar agreement, that the Company or any of its Subsidiaries, maintains, sponsors, is a party to, or as to which the Company or any of its Subsidiaries otherwise has any material obligation or material liability.

(z) “Purchase Price” means the purchase price payable by the Purchaser to the Company for the issue of the shares of Series A Preferred Stock, which shall be $198,000,000.

(aa) “Purchaser Representative” means the Purchaser or any other Blackstone Party that is designated by the Purchaser Representative as the successor Purchaser Representative in a written notice delivered to the Company.

(bb) “Registration Rights Agreement” means that certain Registration Rights Agreement, the form of which is set forth as Schedule B.

(cc) “Tax Return” means any return, declaration, report, statement or other document filed or required to be filed in respect of Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

(dd) “Taxes” shall mean all United States federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fees, levies or other assessments.

(ee) “Transaction Documents” means this Agreement, the Series A Certificate and the Registration Rights Agreement.

(ff) “Transfer” by any person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Equity Securities Beneficially Owned by such person or of any interest (including any voting interest) in any Equity Securities Beneficially Owned by such person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one or more shares of Series A Preferred Stock, (ii) the redemption or other acquisition of Common Stock or Series A Preferred Stock by the Company or (iii) the transfer (other than by the Purchaser or an Affiliate of the Purchaser) of any limited partnership interests or other equity interests in the Purchaser or any Blackstone Party (or any direct or indirect parent entity of the Purchaser or any Blackstone Party), in each case, unless the transferor or transferee were formed for the purpose of holding any Equity Securities; provided, that if any transferor or transferee referred to in this clause (iii) ceases to be controlled by the person controlling such person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer.”

(gg) “VCOC Letter Agreement” means that certain letter agreement, the form of which is attached as Schedule C.

6.10 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12 No Third Party Beneficiaries. Except as expressly provided herein, nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto (and their permitted assigns), any benefit, right or remedies.

6.13 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor the Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.

6.14 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

6.15 Termination. Prior to the Closing, this Agreement may only be terminated:

(a) by mutual written agreement of the Company and the Purchaser Representative;

(b) by the Company or the Purchaser Representative, upon written notice to the other party given at any time on or after the day that is 90 days after the date hereof; provided, however that the right to terminate this Agreement pursuant to this Section 6.15(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by notice given by the Company to the Purchaser Representative, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Purchaser in this Agreement such that the conditions in Section 1.3(c)(1) or (2) would not be satisfied and which have not been cured by the Purchaser thirty (30) days after receipt by the Purchaser Representative of written notice from the Company requesting such inaccuracies or breaches to be cured; or

(d) by notice given by the Purchaser Representative to the Company, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 1.3(b)(1) or (2) would not be satisfied and which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from the Purchaser Representative requesting such inaccuracies or breaches to be cured.

6.16 Effects of Termination. In the event of any termination of this Agreement in accordance with Section 6.15, neither party (or any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (A) any liability arising from any breach by such party of its obligations of this Agreement arising prior to such termination and (B) any fraud or intentional or willful breach of this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and (if such termination is prior to the Closing) the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of Sections 3.5 (Confidentiality), Article V (Indemnity), 6.2 to 6.14 (Amendment, Waiver; Counterparts; Governing Law; Waiver of Jury Trial; Notices; Entire Agreement, Assignment; Interpretation; Other Definitions; Captions; Severability; No Third Party Beneficiaries; Public Announcements; and Specific Performance) and Section 6.17 (Non-Recourse) shall survive the termination of this Agreement.

6.17 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

Crocs, Inc.

By:	/s/ Jeffrey Lasher
Name: Jeffrey Lasher
Title: Chief Financial Officer

Blackstone Capital Partners VI L.P.

By:	/s/ Prakash Melwani
Name: Prakash Melwani
Title: Sr Managing Director

[Signature Page to Investment Agreement]

Schedule A

CERTIFICATE OF DESIGNATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK,

PAR VALUE $0.001 PER SHARE,

OF

CROCS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board”) of Crocs, Inc., a Delaware corporation (hereinafter called the “Corporation”), with the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, having been fixed by the Board pursuant to authority granted to it under Article IV of the Corporation’s Restated Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED: That, pursuant to authority conferred upon the Board by the Restated Certificate of Incorporation of the Corporation, the Board hereby authorizes the issuance of 200,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Restated Certificate of Incorporation of the Corporation, as follows:

Section 1. Designation. The shares of such series shall be designated “Series A Convertible Preferred Stock,” and the number of shares constituting such series shall be 1,000,000 (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock may be increased or decreased by resolution of the Board and the approval by the holders of a majority of the shares of the outstanding Series A Preferred Stock, voting as a separate class; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of such series then outstanding.

Section 2. Currency. All Series A Preferred Stock shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to “$” or “dollars” refer to United States currency.

Section 3. Ranking. The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank senior to each other class or series of shares of the Corporation that the Corporation may issue in the future the terms of which do not expressly provide that such class or series ranks equally with, or senior to, the Series A Preferred Stock, with respect to dividend rights and/or rights upon liquidation, winding up or dissolution, including, without limitation, the common stock of the Corporation, par value $0.001 per share (the “Common Stock”) (such junior stock being referred to hereinafter collectively as “Junior Stock”).

The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank equally with each other class or series of shares of the Corporation that the Corporation may issue in the future the terms of which expressly provide that such class or series shall rank equally with the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution (“Parity Stock”).

The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank junior to each other class or series of shares of the Corporation that the Corporation may issue in the future the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution (“Senior Stock”). The Series A Preferred Stock shall also rank junior to the Corporation’s existing and future indebtedness.

Section 4. Dividends.

(a) The holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds legally available therefor, dividends per share of Series A Preferred Stock of an amount equal to (i) 6.0% per annum of the Stated Value (as herein defined) of each share of such Series A Preferred Stock then in effect, before any dividends shall be declared, set apart for or paid upon the Junior Stock (the “Regular Dividends”), except as described in Section 4(i) and (ii) the aggregate amount of any dividends or other distributions, whether cash, in kind or other property, paid on outstanding shares of Common Stock on a per share basis based on the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted on the applicable record date for such dividends or other distributions, assuming such shares of Common Stock were outstanding on the applicable record date for such dividend or other distributions (the “Participating Dividends” and, together with the Regular Dividends, the “Dividends”). For purposes hereof, the term “Stated Value” shall mean $1,000.00 per share of Series A Preferred Stock, as adjusted as described in Section 4(c).

(b) Regular Dividends shall be payable quarterly in arrears on [January 1, April 1, July 1 and October 1] of each year (unless any such day is not a Business Day, in which event such Regular Dividends shall be payable on the next succeeding Business Day, without accrual to the actual payment date), commencing on [April 1], 2014 (each such payment date being a “Regular Dividend Payment Date,” and the period from the date of issuance of the Series A Preferred Stock to the first Regular Dividend Payment Date and each such quarterly period thereafter being a “Regular Dividend Period”). The amount of Regular Dividends payable on the Series A Preferred Stock for any period shall be computed on the basis of a 360-day year and the actual number of days elapsed. Participating Dividends shall be payable as and when paid to the holders of shares of Common Stock (each such date being a “Participating Dividend Payment Date,” and, together with each Regular Dividend Payment Date, a “Dividend Payment Date”).

(c) Regular Dividends, whether or not declared, shall begin to accrue and be cumulative from the Issue Date and shall compound at the relevant rate on each subsequent Regular Dividend Payment Date (i.e., no Regular Dividends shall accrue on another Regular Dividend unless and until any Regular Dividend Payment Date for such other Regular Dividends has passed without such other Regular Dividends having been paid on such date, in which case

Regular Dividends will accrue on such unpaid Regular Dividends). Participating Dividends are payable on a cumulative basis once declared, whether or not there shall be funds legally available for the payment thereon. If the Corporation does not pay any Regular Dividend in full on any scheduled Regular Dividend Payment Date, such Regular Dividends will accrue at an annual rate of 8.0% of the Stated Value from such scheduled Regular Dividend Payment Date to the date that all accumulated Regular Dividends on the Series A Preferred have been paid in cash in full. Any Regular Dividends accrued pursuant to this Section 4(c) on each Regular Dividend Payment Date shall be added to the Stated Value until such Regular Dividends are paid in cash in full. For the avoidance of doubt, dividends shall accumulate whether or not in any Regular Dividend Period there have been funds of the Corporation legally available for the payment of such dividends.

(d) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Dividends then accumulated with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the Stated Value on all shares of Series A Preferred Stock held by each such holder. When Dividends are not paid in full upon the shares of Series A Preferred Stock, all Dividends declared on Series A Preferred Stock and any other Parity Stock shall be paid pro rata so that the amount of Dividends so declared on the shares of Series A Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated Dividends (for the full amount of dividends that would be payable for the most recently payable dividend period if dividends were declared in full on non-cumulative Parity Stock) on the shares of Series A Preferred Stock and such other class or series of Parity Stock bear to each other.

(e) When and if declared, the Regular Dividends shall be paid in cash.

(f) The Corporation shall not declare or pay any dividends on shares of Common Stock unless the holders of the Series A Preferred Stock then outstanding shall simultaneously receive Participating Dividends on a pro rata basis as if the shares of Series A Preferred Stock had been converted into shares of Common Stock pursuant to Section 7 immediately prior to the record date for determining the stockholders eligible to receive such dividends.

(g) Each Dividend shall be payable to the holders of record of shares of Series A Preferred Stock as they appear on the stock records of the Corporation at the Close of Business on such record dates (each, a “Dividend Payment Record Date”), which (i) with respect to Regular Dividends, shall be not more than 30 days nor less than 10 days preceding the applicable Regular Dividend Payment Date, and (ii) with respect to Participating Dividends, shall be the same day as the record date for the payment of dividends or distributions to the holders of shares of Common Stock.

(h) From and after the time, if any, that the Corporation shall have failed to pay all accumulated and unpaid Regular Dividends for all prior Regular Dividend Periods and/or declared and unpaid Participating Dividends in accordance with this Section 4, no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Stock) by the Corporation, directly or indirectly until all such Regular Dividends and/or Participating Dividends have been paid in full without the consent of a majority of the holders of the Series A Preferred Stock; provided, however, that the foregoing limitation shall not apply to:

(1) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of or to the Corporation or any of its Subsidiaries;

(2) an exchange, redemption, reclassification or conversion of any class or series of Junior Stock for any class or series of Junior Stock; or

(3) any dividend in the form of stock, warrants, options or other rights where the dividended stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

(i) If, at any time after the third anniversary of Issue Date, the Closing Price of the Common Stock equals or exceeds $29.00 (adjusted as set forth in Section 9) for 20 consecutive Trading Days, Regular Dividends shall cease to accrue on the Series A Preferred Stock on the day immediately following such 20th Trading Day.

Section 5. Liquidation, Dissolution or Winding Up.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation”), after satisfaction of all liabilities and obligations to creditors of the Corporation and before any distribution or payment shall be made to holders of any Junior Stock, each holder of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of Series A Preferred Stock equal to the greater of:

(1) the Stated Value per share, plus an amount equal to any Regular Dividends accumulated but unpaid thereon (whether or not declared) plus declared but unpaid Participating Dividends through the date of Liquidation; and

(2) the payment such holders would have received had such holders, immediately prior to such Liquidation converted their shares of Series A Preferred Stock into shares of Common Stock (at the then applicable Conversion Rate) pursuant to Section 7 immediately prior to such Liquidation plus declared but unpaid Participating Dividends through the date of Liquidation.

(the greater of (1) and (2) is referred to herein as the “Liquidation Preference”). Holders of Series A Preferred Stock will not be entitled to any other amounts from the Corporation after they have received the full amounts provided for in this Section 5(a) and will have no right or claim to any of the Corporation’s remaining assets.

(b) If, in connection with any distribution described in Section 5(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay in full the Liquidation Preference payable on the Series A Preferred Stock and the corresponding amounts payable on the Parity Stock, then such assets, or the proceeds thereof, shall be paid pro rata in accordance with the full respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

(c) For purposes of this Section 5, the merger or consolidation of the Corporation with or into any other corporation or other entity, or the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Voting Rights.

(a) The holders of the shares of Series A Preferred Stock shall be entitled to (i) vote with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock, (ii) a number of votes per share of Series A Preferred Stock equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock is then convertible at the time of the related record date and (iii) notice of all stockholders’ meetings (or pursuant to any action by written consent) in accordance with the Corporation’s Certificate of Incorporation and Bylaws as if the holders of Series A Preferred Stock were holders of Common Stock. Except as provided by law or by the provisions of Section 6(b), holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) For so long as at least 100,000 shares of Series A Preferred Stock remain outstanding, the Corporation shall not and shall not permit any direct or indirect Subsidiary of the Corporation to, without first obtaining the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the then outstanding shares of Series A Preferred Stock, take any of the following actions:

(1) Any change, amendment, alteration or repeal (including as a result of a merger, consolidation, or other similar or extraordinary transaction) of any provisions of the Corporation’s Certificate of Incorporation or By-laws that amends, modifies or adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock;

(2) Any issuance or reclassification of stock that would rank equal or senior to the Series A Preferred Stock with respect to the redemption, liquidation, dissolution or winding up the Corporation or with respect to dividend rights;

(3) Any voluntary initiation of any liquidation, dissolution or winding up of the Corporation or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary or commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to the Corporation or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(4) Any material change to the tax or accounting policies of the Corporation, except any changes required by applicable law or pursuant to GAAP;

(5) Any increase in the authorized number of members of the Board if such increase would result in the Board having more than eight (8) members;

(6) Any declaration or payment of any dividend or distribution, in each case, of assets (including via Spin-Off Transaction or split off) to any holder of equity securities of the Corporation or its Subsidiaries other than (i) pro rata cash dividends made only to the holders of Common Stock and Series A Preferred Stock and (ii) dividends and distributions of assets paid or otherwise made to the Corporation or one or more of its wholly-owned Subsidiaries; or

(7) Any incurrence or refinancing of any Indebtedness of the Corporation or any of its Subsidiaries to the extent that, immediately after giving effect to such incurrence or refinancing, the ratio of the consolidated Indebtedness of the Corporation and its Subsidiaries to the LTM EBITDA of the Corporation and its Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or refinanced would not be less than a ratio of 1.5-to-1 on a pro forma basis after giving effect to such incurrence or refinancing and the use of the proceeds therefrom.

Section 7. Conversion.

(a) Mandatory Conversion by the Corporation. If, at any time beginning on the third anniversary of the Issue Date, the Closing Price of the Common Stock equals or exceeds $29.00 (adjusted as described in Section 9) for a period of 20 consecutive Trading Days (the Business Day immediately following such 20th Trading Day, the “Mandatory Conversion Date”), at the Corporation’s election, the shares of Series A Preferred Stock to be converted shall be converted into a number of shares of Common Stock equal to the product of the aggregate Stated Value of the shares of Series A Preferred Stock to be converted divided by $1,000 multiplied by the Conversion Rate then in effect, plus cash in lieu of fractional shares, as set out in Section 9(i), plus an amount of cash per share of Series A Preferred Stock equal to accrued but unpaid dividends on such share from and including the immediately preceding Dividend Payment Date to but excluding the Mandatory Conversion Date, out of funds legally available therefor (the “Mandatory Conversion”).

(b) Optional Conversion. At any time, each holder of Series A Preferred Stock shall have the right, at such holder’s option, to convert any or all of such holder’s shares of Series A Preferred Stock, and the shares of Series A Preferred Stock to be converted shall be converted into a number of shares of Common Stock equal to the product of the aggregate Stated Value of the shares of Series A Preferred Stock to be converted divided by $1,000 multiplied by the Conversion Rate then in effect, plus cash in lieu of fractional shares, as set out in Section 9(i), plus an amount in cash per share of Series A Preferred Stock equal to accrued but unpaid dividends on such share from and including the immediately preceding Dividend Payment Date to but excluding the applicable conversion date, out of funds legally available therefor.

(c) Conversion Rate. The “Conversion Rate” means 68.9655 shares, subject to adjustment in accordance with the provisions of this Certificate of Designations.

(d) Conversion Procedures. A holder must do each of the following in order to convert its shares of Series A Preferred Stock pursuant to this Section 7:

(1) complete and manually sign the conversion notice provided by the conversion Agent, and deliver such notice to the Conversion Agent;

(2) deliver to the Conversion Agent the certificate or certificates representing the shares of Series A Preferred Stock to be converted (or, if such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation);

(3) if required, furnish appropriate endorsements and transfer documents in form and substance reasonably acceptable to the Corporation; and

(4) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 7(h).

The “Conversion Date” means the date on which a holder complies in all respects with the procedures set forth in this Section 7(d).

(e) Effect of Conversion. Effective immediately prior to the Close of Business on the Conversion Date applicable to any shares of Series A Preferred Stock, dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding.

(f) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, issuable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash as of the Close of Business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable holder with the relevant conversion procedures contained in Section 7(d) (and in any event no later than three Trading Days thereafter), the Corporation shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares). Such delivery of shares of Common Stock and, if applicable, cash shall be made, at the option of the applicable holder, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Corporation to the appropriate holder on a book-entry basis or by mailing certificates evidencing the shares to the holders at their respective addresses as set forth in the conversion notice. If fewer than all of the shares of Series A Preferred Stock held by any holder hereto are converted pursuant to Section 7(b), then a new certificate representing the unconverted shares of Series A Preferred Stock shall be issued to such holder concurrently with the issuance of the certificates (or book-entry shares) representing the applicable shares of Common Stock. In the event that a holder shall not by written notice designate the name in which shares of Common Stock and, to the extent applicable, cash to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares and, if applicable, cash should be delivered, the Corporation shall be entitled to register and deliver such shares and, if applicable, cash in the name of the holder and in the manner shown on the records of the Corporation.

(g) Status of Converted or Acquired Shares. Shares of Series A Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise acquired by the Corporation in any manner whatsoever, shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement and any filing required by the Delaware General Corporation Law become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

(h) Taxes. (1) The Corporation and its paying agent shall be entitled to withhold taxes on all payments on the Series A Preferred Stock or Common Stock or other securities issued upon conversion of the Series A Preferred Stock to the extent required by law. Prior to the date of any such payment, each holder of Series A Preferred Stock shall deliver to the Corporation or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or an appropriate Internal Revenue Service Form W-8, as applicable.

(2) Absent a change in law or Internal Revenue Service practice, or a contrary determination (as defined in Section 1313(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”)), each holder of Series A Preferred Stock and the Corporation agree not to treat the Series A Preferred Stock (based on their terms as set forth in this Certificate of Designations) as “preferred stock” within the meaning of Section 305 of the Code, and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment.

(3) The Corporation shall pay any and all documentary, stamp and similar issue or transfer tax due on (x) the issue of the Series A Preferred Stock and (y) the issue of shares of Common Stock upon conversion of the Series A Preferred Stock. However, in the case of conversion of Series A Preferred Stock, the Corporation shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or Series A Preferred Stock in a name other than that of the holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or duty, or has established to the satisfaction of the Corporation that such tax or duty has been paid.

(4) Each holder of Series A Preferred Stock and the Corporation agree to cooperate with each other in connection with any redemption of part of the shares of Series A Preferred Stock and to use good faith efforts to structure such redemption so that such redemption may be treated as a sale or exchange pursuant to Section 302 of the Code; provided that nothing in this Section 7(h) shall require the Corporation to purchase any shares of Series A Preferred Stock, and provided further that the Corporation makes no representation or warranty in this Section 7(h) regarding the tax treatment of any redemption of Series A Preferred Stock.

Section 8. Redemption and Repurchase.

(a) Optional Redemption. The Series A Preferred Stock may be redeemed, in whole or in part, at any time after [•], 20221, at the option of the Corporation, upon giving notice of redemption pursuant to Section 8(d), at a redemption price per share equal to the sum of the Stated Value per share of the Series A Preferred Stock to be redeemed plus an amount per share equal to accrued but unpaid dividends on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of redemption.

(b) Repurchase at the Option of the Holder Upon a Change of Control. Upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock shall have the right to require the Corporation to repurchase, by irrevocable, written notice to the Corporation, all or any portion of such holder’s shares of Series A Preferred Stock at a purchase price per share equal to the sum of (a) 101% multiplied by the Stated Value per share of the Series A Preferred Stock plus (b) an amount equal to accrued but unpaid dividends on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of repurchase.

Within 30 days of the occurrence of a Change of Control, the Corporation shall send notice by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock at their respective last addresses appearing on the books of the Corporation stating (1) that a Change of Control has occurred, (2) that all shares of Series A Preferred Stock tendered prior to a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed shall be accepted for repurchase and (3) the procedures that holders of the Series A Preferred Stock must follow in order for their shares of Series A Preferred Stock to be repurchased, including the place or places where certificates for such shares are to be surrendered for payment of the repurchase price. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for repurchase shall not affect the validity of the proceedings for the repurchase of any other shares of Series A Preferred Stock.

(c) Repurchase at the Option of the Holder. At any time after [•], 20222, such holder of shares of Series A Preferred Stock may irrevocably elect to require the Corporation to repurchase all or any portion of such holder’s shares of Series A Preferred Stock in accordance with the next succeeding sentence by giving irrevocable, written notice to the Corporation at a repurchase price per share, payable in cash, equal to the sum of (1) the Stated Value per share of the Series A Preferred Stock plus (2) an amount per share equal to accrued but unpaid dividends from and including the immediately preceding Dividend Payment Date to but excluding the date of repurchase. Such notice shall state the number of shares of Series A Preferred Stock to be repurchased and the date of repurchase, which shall be at least six but no more than 20 Business Days following the delivery of such notice.

[1]	Date to be the eighth anniversary of the Issue Date.
[2]	Date to be the eighth anniversary of the Issue Date.

(d) Notice of Redemption at the Option of the Corporation. Notice of every redemption of shares of Series A Preferred Stock pursuant to Section 8(a) shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 8(d) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(e) Partial Redemption. In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding pursuant to this Section 8, the shares to be redeemed shall be selected pro rata. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(f) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 9. Anti-Dilution Provisions.

(a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, under the following circumstances:

(1) the issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Rate will be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification;

CR1 = the new Conversion Rate in effect immediately after the Close of Business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification;

OS0 = the number of shares of Common Stock outstanding immediately prior to the Close of Business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification; and

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event (including, for the avoidance of doubt, a number of shares of Common Stock equal to OS0 in the event of a dividend or distribution that does not involve the surrender or exchange of shares of Common Stock).

Any adjustment made pursuant to this clause (1) shall be effective immediately prior to the Open of Business on the Trading Day immediately following the Record Date, in the case of a dividend or distribution, or the effective date in the case of a subdivision, combination or reclassification. If any such event is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

(2) the dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than a distribution of rights issued pursuant to a stockholders rights plan, to the extent such rights are attached to shares of Common Stock (in which event the provisions of Section 9(a)(5) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Common Stock for a period expiring 60 days or less from the date of issuance thereof, at a price per share that is less than the Closing Price on the Trading Day immediately preceding the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend, distribution or issuance;

CR1 = the new Conversion Rate in effect immediately following the Close of Business on the Record Date for such dividend, distribution or issuance;

OS0 = the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend, distribution or issuance;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Closing Price on the Trading Day immediately preceding the Record Date for such dividend, distribution or issuance.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Closing Price on the Trading Day immediately preceding the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Corporation receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the fair market value thereof (as determined in good faith by the Board of Directors).

Any adjustment made pursuant to this clause (2) shall become effective immediately prior to the Open of Business on the Trading Day immediately following the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

(3) the Corporation or one or more of its subsidiaries make purchases of Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Spin-Off Transaction subject to Section 9(a)(4)) by the Corporation or a subsidiary of the Corporation for all or any portion of the Common Stock, where the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the Closing Price of the Common Stock on the Trading Day prior to the last day (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), in which event the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Expiration Date;

CR1 = the new Conversion Rate in effect immediately after the Close of Business on the Expiration Date;

AC = the fair market value (as determined in good faith by the Board of Directors), on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”);

OS1 = the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), excluding any Purchased Shares;

OS0 = the number of shares of Common Stock outstanding immediately before the Expiration Time, including any Purchased Shares; and

SP1 = the arithmetic average of the VWAP (as defined below) for each of the 10 consecutive full Trading Days ending on the Trading Day immediately succeeding the Expiration Date.

Any adjustment made pursuant to this clause (3) shall become effective immediately prior to the Open of Business on the Trading Day immediately following the Expiration Date. In the event that the Corporation or any of its subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer or exchange offer but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(4) the Corporation shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (subject to an exception for cash in lieu of fractional shares) shares of any class of Capital Stock (other than Common Stock as covered by Section 9(a)(1)), evidences of its indebtedness, assets, other property or securities or rights, options or warrants to acquire Capital Stock or other securities, but excluding (A) dividends or distributions referred to in Section 9(a)(1) hereof, (B) rights, options or warrants referred to in Section 9(a)(2) hereof or distributed in connection with a stockholder rights plan (in which event the provisions of Section 9(a)(5) to the extent applicable shall apply), (C) dividends or distributions paid exclusively in cash (which, to the extent applicable, are required to be paid to the holders of shares of Series A Preferred Stock pursuant to Section 4), and (D) Spin-Off Transactions as to which the provision set forth below in this Section 9(a)(4) shall apply (any of such shares of Capital Stock, indebtedness, assets, property or rights, options or warrants to acquire Common Stock or other securities, hereinafter in this Section 9(a)(4) called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1 = the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution;

SP0 = the Closing Price on the Trading Day immediately preceding the Record Date for such dividend or distribution; and

C = the fair market value (as determined in good faith by the Board of Directors) of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if C is equal or greater than SP0, then in lieu of the foregoing adjustment, the Corporation shall distribute to each holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date fixed for determination for shareholders entitled to receive such distribution.

With respect to an adjustment pursuant to this Section 9(a)(4) in connection with a Spin-Off Transaction, the Conversion Rate in effect immediately prior to the effective date of the Spin-Off Transaction shall be adjusted based on the following formula:

where,

CR0 = (x) the Exchange Ratio, multiplied by (y) the Conversion Rate in effect immediately prior to the Close of Business on the effective date of the Spin-Off Transaction;

CR1 = the new Conversion Rate in effect immediately after the Close of Business on the effective date of the Spin-Off Transaction;

FMV = (x) the Distribution Ratio, multiplied by (y) the arithmetic average of the volume-weighted average prices for a share of the capital stock or similar equity interest distributed to holders of Common Stock on the principal United States securities exchange on which such capital stock or equity interest trades, as reported by Bloomberg, L.P. (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or equity interest on such Trading Day determined, using a volume-weighted average method (“VWAP”), by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for such purpose by the Corporation), for each of the five consecutive full Trading Days commencing with, and including, the effective date of the Spin-Off Transaction; and

MP0 = (x) the Exchange Ratio, multiplied by (y) the arithmetic average of the VWAP for each of the five consecutive full Trading Days commencing with, and including, the effective date of the Spin-Off Transaction.

(5) If the Corporation has a stockholder rights plan in effect with respect to the Common Stock on the Conversion Date, upon conversion of any shares of the Series A Preferred Stock, holders of such shares will receive, in addition to the shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to the Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur being the “Trigger Event”), in either of which cases the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Corporation had made a distribution of such rights to all holders of the Common Stock as described in Section 9(a)(2) (without giving effect to the 60-day limit on the exercisability of rights, options and warrants ordinarily subject to such Section 9(a)(2)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Corporation for shares of Common Stock, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Corporation had instead issued the shares of Common Stock issued upon such exchange as a dividend or distribution of shares of Common Stock subject to Section

9(a)(1). Notwithstanding the preceding provisions of this paragraph, no adjustment shall be required to be made to the Conversion Rate with respect to any holder of Series A Preferred Stock which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such holder who receives Series A Preferred Stock in such transfer after the time such holder becomes, or its affiliate or associate becomes, an “acquiring person.”

(6) If the Corporation, at any time or from time to time while any of the Series A Preferred Stock is outstanding, shall issue shares of Common Stock or any other security convertible into, exercisable or exchangeable for Common Stock (such Common Stock or other security, “Equity-Linked Securities”) (other than (i) an Excluded Issuance, (ii) Common Stock issued upon conversion of the Series A Preferred Stock and (iii) rights, options, warrants or other distributions referred to in Sections 9(a)(2) and 9(a)(4)), the Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the issuance of such Equity-Linked Securities;

CR1 = the new Conversion Rate in effect immediately after the issuance of such Equity-Linked Securities;

AC = the aggregate consideration paid or payable for such Equity-Linked Securities;

OS0 = the number of shares of Common Stock outstanding immediately before the issuance of Equity-Linked Securities;

OS1 = the number of shares of Common Stock outstanding immediately after the issuance of Equity-Linked Securities and giving effect to any shares of Common Stock issuable upon conversion, exercise or exchange of such Equity-Linked Securities; and

SP = the Closing Price on the date of issuance of such Equity-Linked Securities.

The adjustment shall become effective immediately after such issuance.

(b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Corporation to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date.

(c) When No Adjustment Required. (1) Except as otherwise provided in Section 9, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(2) Except as otherwise provided in this Section 9, no adjustment of the Conversion Rate shall be made as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(3) Notwithstanding the foregoing, no adjustment to the Conversion Rate shall be made:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Corporation bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B) upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director, manager or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(D) for a change in the par value of the Common Stock; or

(E) for accrued and unpaid dividends on the Series A Preferred Stock.

(d) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 9, any subsequent event requiring an adjustment under this Section 9 shall cause an adjustment to each such Conversion Rate as so adjusted.

(e) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 8 under more than one subsection hereof (other than where holders of Series A Preferred Stock are entitled to elect the applicable adjustment, in which case such election shall control), such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 9 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f) Other Adjustments. The Corporation may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section 9, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

(g) Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 9, the Corporation shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Corporation makes an adjustment pursuant to Section 9(f):

(1) compute the adjusted applicable Conversion Rate in accordance with this Section 9 and prepare and transmit to the Conversion Agent an officer’s certificate setting forth the applicable Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(2) provide a written notice to the holders of the Series A Preferred Stock of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(h) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any holder of Series A Preferred Stock to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any officer’s certificate delivered pursuant to Section 9(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent, if other than the Corporation, shall not be responsible for any failure of the Corporation to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Section 9.

(i) Fractional Shares. No fractional shares of Common Stock will be delivered to the holders of Series A Preferred Stock upon conversion. In lieu of fractional shares otherwise issuable, holders of Series A Preferred Stock will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock, multiplied by the Closing Price of the Common

Stock on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of shares of Common Stock to be delivered to a holder of Series A Preferred Stock upon the conversion of such holder’s shares of Series A Preferred Stock will include a fractional share (in lieu of which cash would be paid hereunder), such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such holder that are being converted on any single Conversion Date.

(j) Reorganization Events. In the event of:

(1) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which the Common Stock (but not the Series A Preferred Stock) is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another person;

(2) any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Corporation, in each case pursuant to which the Common Stock (but not the Series A Preferred Stock) is converted into cash, securities or other property; or

(3) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock (but not the Series A Preferred Stock) into other securities,

(each of which is referred to as a “Reorganization Event”) each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the holders of Series A Preferred Stock (unless otherwise required by the Investment Agreement) and subject to Section 9(k), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such holder converted its share of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event, assuming that such holder is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Corporation and non-Affiliates; provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate thereof, then for the purpose of this Section 9(j), the kind and amount of securities, cash and other property receivable upon such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(k) Exchange Property Election. In the event that the holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Exchange Property that the holders of Series A Preferred Stock shall be entitled to receive shall be determined by the holders of a majority of the outstanding shares of Series A Preferred Stock on or before the earlier of (i) the deadline for elections by holders of Common Stock and (ii) two Business Days before the anticipated effective date of such Reorganization Event. The number of units of Exchange Property for each share of Series A Preferred Stock converted following the effective date of such Reorganization Event shall be determined from among the choices made available to the holders of the Common Stock and based on the per share amount as of the effective date of the Reorganization Event, determined as if the references to “share of Common Stock” in this Certificate of Designations were to “units of Exchange Property.”

(l) Successive Reorganization Events. The above provisions of Section 9(j) and Section 9(k) shall similarly apply to successive Reorganization Events and the provisions of Section 9 shall apply to any shares of Capital Stock (or capital stock of any other issuer) received by the holders of the Common Stock in any such Reorganization Event.

(m) Reorganization Event Notice. The Corporation (or any successor) shall, no less than 20 Business Days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series A Preferred Stock of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 9.

(n) The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 9, and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event, or in the case of a Reorganization Event described in Section 9(j)(2), an exchange of Series A Preferred Stock for the stock of the Person to whom the Corporation’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided in this Certificate of Designations.

Section 10. Reservation of Shares.

The Corporation shall at all times when the Series A Preferred Stock shall be outstanding reserve and keep available, free from preemptive rights, for issuance upon the conversion of Series A Preferred Stock, such number of its authorized but unissued Common Stock as will from time to time be sufficient to permit the conversion of all outstanding Series A Preferred Stock. Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall comply with all applicable laws and regulations which require action to be taken by the Corporation.

Section 11. Notices.

Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to or at the Close of Business on a Business Day and electronic confirmation of receipt is received by the sender, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than the Close of Business on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, attention: Chief Executive Officer and General Counsel, or (ii) if to a holder of Series A Preferred Stock, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such holder may provide to the Corporation in accordance with this Section 11.

Section 12. Certain Definitions.

As used in this Certificate of Designations, the following terms shall have the following meanings, unless the context otherwise requires:

“Affiliate” with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person; provided, however, that (i) portfolio companies in which any person or any of its Affiliates has an investment shall not be deemed an Affiliate of such person, or (ii) the Corporation, any of its Subsidiaries, or any of the Corporation’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of the Blackstone Group for purposes of this Certificate of Designations. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto.

“Blackstone Group” means Blackstone Capital Partners VI L.P. and any of its Affiliates, any successor entity and any other investment fund, vehicle or similar entity of which such person or an Affiliate, advisor or manager of such person serves as the general partner, manager or advisor.

“Board” shall have the meaning ascribed to it in the recitals.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by the Corporation.

“Certificate of Designations” shall mean this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Change of Control” shall mean the occurrence of any of the following:

(1) any Person (other than a member of the Blackstone Group) shall Beneficially Own, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, shares of the Corporation’s Capital Stock entitling such Person to exercise 50% or more of the total voting power of all classes of Voting Stock of the Corporation, other than an acquisition by the Corporation, any of the Corporation’s Subsidiaries or any of the Corporation’s employee benefit plans (for purposes of this clause (1), “Person” shall include any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act);

(2) the Corporation (i) merges or consolidates with or into any other Person, another Person merges with or into the Corporation, or the Corporation conveys, sells, transfers or leases all or substantially all of the Corporation’s assets to another Person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, in each case other than a merger or consolidation:

(a) that does not result in a reclassification, conversion, exchange or cancellation of the Corporation’s outstanding Common Stock; or

(b) which is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of the Common Stock solely into shares of common stock of the surviving entity; or

(c) where the Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(3) the Common Stock ceases to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors),

provided, that (x) a Change of Control shall not result from transfers by any holder of any shares of Series A Preferred Stock as of the Original Issue Date or any of their Affiliates to any Person and (y) notwithstanding the foregoing, a transaction or transactions will not constitute a Change of Control if at least 90% of the consideration received or to be received by holders of Common Stock (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in connection with such transaction or transactions consists of common stock, ordinary shares, American depositary receipts or American depositary shares and any associated rights listed and traded on the Nasdaq Global Select Market or another U.S. national securities exchange or automated inter-dealer quotation system (or which will be so listed and traded when issued or exchanged in connection with such consolidation or merger).

“Close of Business” shall mean 5:00 p.m., New York City time, on any Business Day.

“Closing Price” shall means the price per share of the final trade of the Common Stock on the applicable Trading Day on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

“Common Stock” shall have the meaning ascribed to it in Section 3.

“Constituent Person” shall have the meaning ascribed to it in Section 9(j).

“Conversion Rate” shall have the meaning ascribed to it in Section 7(c).

“Corporation” shall have the meaning ascribed to it in the recitals.

“Distributed Entity” means any Subsidiary of the Corporation distributed in a Spin-Off Transaction.

“Distributed Property” shall have the meaning ascribed to it in Section 9(a)(3).

“Distribution Ratio” means the number of shares (or fraction of a share) of the Distributed Entity received in respect of or in exchange for, as applicable, a share of Common Stock in the Spin-Off Transaction.

“Dividend” shall have the meaning ascribed to it in Section 4(a).

“Dividend Payment Date” shall have the meaning ascribed to it in Section 4(b).

“Equity-Linked Securities” shall have the meaning ascribed to it in Section 9(a)(6).

“Exchange Property” shall have the meaning ascribed to it in Section 9(j).

“Excluded Issuance” shall mean, any issuances of (1) Capital Stock or options to purchase shares of Capital Stock to employees, directors, managers, officers or consultants of or to the Corporation or any of its Subsidiaries pursuant to a stock option or incentive compensation or similar plan outstanding as of the date hereof or, subsequent to the date hereof, approved by the Board or a duly authorized committee of the Board, (2) securities pursuant to any bona fide merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or any other direct or indirect acquisition by the Corporation, whereby the Corporation’s securities comprise, in whole or in part, the consideration paid by the Corporation in such transaction, (3) shares of Common Stock issued at a price equal to or greater than the Closing Price on the Trading Day immediately preceding the earlier of (x) the date on which the sale or issuance is publicly announced and (y) the date on which the price for such sale or issuance is agreed or fixed, and (4) securities convertible into, exercisable or exchangeable for shares of Common Stock issued with an exercise or conversion price equal to or greater than the Closing Price on the Trading Day immediately preceding the earlier of (x) the date on which the sale or issuance is publicly announced and (y) the date on which the price for such sale or issuance is agreed or fixed.

“Expiration Date” shall have the meaning ascribed to it in Section 9(a)(3).

“Expiration Time” shall have the meaning ascribed to it in Section 9(a)(3).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Indebtedness” shall mean any indebtedness (including principal and premium) in respect of borrowed money.

“Issue Date” shall mean [•], 2014.

“Junior Stock” shall have the meaning ascribed to it in Section 3.

“Liquidation” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).

“LTM EBITDA” means, with respect to any twelve-month period, the sum of (i) the net income (or loss) of the Corporation and its Subsidiaries on a consolidated basis (as calculated in accordance with GAAP) for such period, plus (ii) all net interest expense of the Corporation and its Subsidiaries on a consolidated basis (as calculated in accordance with GAAP) for such period, plus (iii) all charges against income of the Corporation and its Subsidiaries on a consolidated basis (as calculated in accordance with GAAP) for such period for taxes based on income or profits and franchise taxes, including any taxes classified as income taxes in the Corporation’s financial statements in accordance with GAAP, minus all benefits to income for such taxes, plus (iv) depreciation and amortization expenses for such period plus (v) all stock-based compensation expense of the Corporation and its Subsidiaries on a consolidated basis (as calculated in accordance with GAAP) for such period.

“Mandatory Conversion” shall have the meaning ascribed to it in Section 7(a).

“Mandatory Conversion Date” shall have the meaning ascribed to it in Section 7(a).

“Open of Business” shall mean 9:00 a.m., New York City time, on any Business Day.

“Parity Stock” shall have the meaning ascribed to it in Section 3.

“Participating Dividend” shall have the meaning ascribed to it in Section 4(a).

“Participating Dividend Payment Date” shall have the meaning ascribed to it in Section 4(b).

“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Preferred Stock” shall mean any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

“Purchased Shares” shall have the meaning ascribed to it in Section 9(a)(3).

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract, this Certificate of Designations or otherwise).

“Regular Dividend” shall have the meaning ascribed to it in Section 4(a).

“Regular Dividend Payment Date” shall have the meaning ascribed to it in Section 4(b).

“Regular Dividend Period” shall have the meaning ascribed to it in Section 4(b).

“Reorganization Event” shall have the meaning ascribed to it in Section 9(j).

“Senior Stock” shall have the meaning ascribed to it in Section 3.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1.

“Significant Subsidiary” means any Subsidiary of the Corporation that would be a “Significant Subsidiary” of the Corporation within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission, determined as of the date of the latest audited consolidated financial statements of the Corporation and its consolidated Subsidiaries.

“Spin-Off Transaction” means any transaction by which a Subsidiary of the Corporation ceases to be a Subsidiary of the Corporation by reason of the distribution of such Subsidiary’s equity securities to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Stated Value” shall have the meaning ascribed to it in Section 4(a).

“Subsidiary” means any company or corporate entity for which the Corporation owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such company or corporate entity).

“Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

“Trigger Event” shall have the meaning ascribed to it in Section 9(a)(5).

“Voting Stock” shall mean Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of Directors of the Corporation (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).

“VWAP” shall have the meaning ascribed to it in Section 9(a)(5).

Section 13. Headings. The headings of the paragraphs of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 14. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 15. Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or By-laws or by applicable law or regulation. Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility.

Section 16. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 17. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and Paying Agent for the Series A Preferred Stock shall be the Corporation. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series A Preferred Stock.

Section 18. Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

Section 19. Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

Section 20. Transfer Rights. The shares of Series A Preferred Stock may not be sold or otherwise transferred except as described in the Investment Agreement, dated December 28, 2013, between the Corporation and Blackstone Capital Partners VI L.P.

IN WITNESS WHEREOF, Crocs, Inc. has caused this Certificate of Designations to be duly executed by its authorized corporate officer this [•] day of [•], 2014.

CROCS, INC.

By
Name:
Title:

Schedule B

FORM OF

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [            ], 2014, is by and among Crocs, Inc., a Delaware corporation (the “Company”), and each of the Persons listed on Schedule 1 hereto (collectively, the “Purchasers”). The Purchasers and any other Person who may become a party hereto pursuant to Section 11(c) are referred to individually as a “Shareholder” and collectively as the “Shareholders.”

WHEREAS, the Company and Blackstone Capital Partners VI L.P., a Delaware limited partnership (the “Initial Purchaser Representative”) are parties to the Investment Agreement, dated as of December [    ], 2013, as the same may be amended, supplemented or otherwise modified from time to time (the “Investment Agreement”); and

WHEREAS, in accordance with Section 6.8 of the Investment Agreement, the Initial Purchaser Representative transferred and assigned rights, interests and obligations under the Investment Agreement to the Purchasers pursuant to the Assignment and Assumption Agreement among the Initial Purchaser Representative, the Purchasers and the Company, dated as of [            ], 2014; and

WHEREAS, the Purchasers desire to have, and the Company desires to grant, certain registration and other rights with respect to the Registrable Securities on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the following meanings, and terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Investment Agreement:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company’s board of directors (after consultation with legal counsel): (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement or report would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement or report; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Agreement” shall have the meaning set forth in the preamble.

“Automatic Shelf Registration Statement” shall have the meaning set forth in Rule 405 (or any successor provision) of the Securities Act.

“Certificate of Designations” shall mean that certain Certificate of Designations of the Company, setting forth the rights, privileges, preferences and restrictions of the Convertible Preferred Stock, dated as of the date hereof, as the same may be amended from time to time.

“Common Stock” shall mean all shares currently or hereafter existing of Common Stock, par value $0.001 per share, of the Company.

“Convertible Preferred Stock” shall mean all shares currently or hereafter existing of Series A Preferred Stock.

“Demand Notice” shall have the meaning set forth in Section 3(a).

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“Demand Registration” shall have the meaning set forth in Section 3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Indemnified Party” shall have the meaning set forth in Section 8(c).

“Indemnifying Party” shall have the meaning set forth in Section 8(c).

“Investment Agreement” shall have the meaning set forth in the recitals.

“Long-Form Registration” shall have the meaning set forth in Section 3(a).

“Losses” shall have the meaning set forth in Section 8(a).

“Marketed Offering” shall mean a registered underwritten offering of Registrable Securities (including any registered underwritten Shelf Offering) that is consummated, withdrawn or abandoned by the applicable Shareholders following formal participation by the Company’s management in a customary “road show” (including an “electronic road show”) or other similar marketing effort by the Company.

“Person” shall mean any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning set forth in Section 4(a).

“Piggyback Registration” shall have the meaning set forth in Section 4(a).

“Piggyback Request” shall have the meaning set forth in Section 4(a).

“Proceeding” shall mean an action, claim, suit, arbitration or proceeding (including an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” shall mean the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A or Rule 430B promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Public Offering” shall mean the sale of Common Stock to the public pursuant to an effective Registration Statement (other than Form S-4 or Form S-8 or any successor form) filed under the Securities Act or any comparable law or regulatory scheme of any foreign jurisdiction.

“Registrable Securities” shall mean, as of any date of determination, the Convertible Preferred Stock issued to the Initial Purchaser Representative pursuant to the Investment Agreement (whether or not subsequently transferred to any Shareholder), and any Common Stock hereafter acquired by the Purchasers or any Shareholder pursuant to the conversion of the Convertible Preferred Stock, and any other securities issued or issuable with respect to any such shares by way of share split, share dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) they are sold pursuant to an effective Registration Statement under the Securities Act, (ii) the holder thereof, together with its, his or her affiliates, beneficially owns less than 1.0% of the shares of Common Stock (including all shares issuable upon the conversion of all Convertible

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Preferred Stock) at such time and such holder is able to dispose of all of its, his or her Registrable Securities pursuant to Rule 144 without any volume limitations or manner of sale limitations thereunder, provided that at such time such Registrable Securities bear no legends restricting the transfer thereof, or (iii) they shall have ceased to be outstanding.

“Registration Statement” shall mean any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Shareholders” shall have the meaning set forth in the preamble.

“Shelf Offering” shall have the meaning set forth in Section 4(c).

“Short-Form Registration” shall have the meaning set forth in Section 3(a).

“Take-Down Notice” shall have the meaning set forth in Section 4(c).

“underwritten registration” or “underwritten offering” shall mean a registration in which securities of the Company are sold to an underwriter for reoffering to the public.

“Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 (or any successor provision) of the Securities Act.

Section 2. Holders of Registrable Securities. A Person is deemed, and shall only be deemed, to be a holder of Registrable Securities if such Person owns Registrable Securities or has a right to acquire such Registrable Securities and such Person is a Shareholder.

Section 3. Demand Registrations.

(a) Requests for Registration. Subject to the following paragraphs of this Section 3(a), one or more Shareholders shall have the right, by delivering or causing to be delivered a written notice to the Company, to require the Company to register pursuant to the terms of this Agreement, under and in accordance with the provisions of the Securities Act, the offer, sale and distribution of the number of Registrable Securities requested to be so registered pursuant to the terms of this Agreement on Form S-3 (which, unless all Shareholders delivering such notice request otherwise, shall be (i) filed pursuant to Rule 415 under the Securities Act and (ii) if the Company is a Well-Known Seasoned Issuer at the time of filing such registration statement with the SEC, designated by the Company as an Automatic Shelf Registration Statement), if the Company is then eligible for such short-form, or any similar or successor short-form registration (“Short-Form Registrations”) or, if the Company is not then eligible for such short form registration, on Form S-1 or any similar or successor long-form registration (“Long-Form Registrations”) (any such written notice, a “Demand Notice” and any such registration, a “Demand Registration”), as soon as reasonably practicable after delivery of such Demand Notice, but, in any event, the Company shall be required to make the initial filing of the Registration Statement within 30 days following receipt of such Demand Notice in the case of a Short-Form Registration or within 90 days following receipt of such Demand Notice in the case of a Long-Form Registration; provided, however, that, unless a

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Shareholder requests to have registered all of its Registrable Securities, a Demand Notice for a Marketed Offering may only be made if the sale of the Registrable Securities requested to be registered by such Shareholders is reasonably expected to result in aggregate gross cash proceeds in excess of $50,000,000 (without regard to any underwriting discount or commission). Following receipt of a Demand Notice for a Demand Registration in accordance with this Section 3(a), the Company shall use its reasonable best efforts to file a Registration Statement in accordance with such Demand Notice as promptly as practicable and shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof. Notwithstanding anything to the contrary in this Agreement, no later than the Mandatory Conversion Date (as defined in the Certificate of Designations), the Company shall register pursuant to Rule 415 under the Securities Act and cause to be then effective an Automatic Shelf Registration Statement or, if the Company is not then eligible to use an Automatic Shelf Registration Statement, another Short-Form Registration, registering all of the Registrable Securities to be received by the Shareholders as a result of the conversion of such Shareholders’ Convertible Preferred Stock on the Mandatory Conversion Date and all other Registrable Securities (including all shares issuable upon the conversion of all Convertible Preferred Stock) not previously so registered pursuant to a then effective registration statement (and, in each case, the offer, sale and distribution thereof); provided, however, that if the Company is not then eligible to use an Automatic Shelf Registration Statement or another Short-Form Registration, the Company may comply with the foregoing through a Long-Form Registration that is available for the immediate offer, sale and distribution by the Shareholders of all such Registrable Securities.

No Demand Registration shall be deemed to have occurred for purposes of this Section 3(a), and any Demand Notice delivered in connection therewith shall not count as a Demand Notice for purposes of Section 3(e), if (x) the Registration Statement relating thereto (and covering not less than all Registrable Securities specified in the applicable Demand Notice for sale in accordance with the intended method or methods of distribution specified in such Demand Notice) (i) does not become effective, or (ii) is not maintained effective for the period required pursuant to this Section 3 or (y) the offering of the Registrable Securities pursuant to such Registration Statement is subject to a stop order, injunction, or similar order or requirement of the SEC during such period or (z) the conditions to closing specified in any underwriting agreement, purchase agreement, or similar agreement entered into in connection with the registration relating to such request are not satisfied other than as a result of the Shareholders’ actions.

All requests made pursuant to this Section 3 will specify the number of Registrable Securities to be registered and the intended method(s) of disposition thereof.

Except as otherwise agreed by all Shareholders with Registrable Securities subject to a Demand Registration, the Company shall maintain the continuous effectiveness of the Registration Statement with respect to any Demand Registration until such securities cease to be Registrable Securities or such shorter period upon which all Shareholders with Registrable Securities included in such Registration Statement have notified the Company that such Registrable Securities have actually been sold.

Within five business days after receipt by the Company of a Demand Notice pursuant to this Section 3(a), the Company shall deliver a written notice of any such Demand Notice to all other holders of Registrable Securities, and the Company shall, subject to the provisions of Section 3(b), include in such Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 business days after the date that such notice has been delivered; provided that such holders must agree to the method of distribution proposed by the Shareholders who delivered the Demand Notice and, in connection with any underwritten registration, such holders (together with the Company and the other holders including securities in such underwritten registration) must enter into an underwriting agreement in the form reasonably approved by the Company and the Shareholders holding the majority of the Registrable Securities. All requests made pursuant to the preceding sentence shall specify the aggregate amount of Registrable Securities to be registered and the intended method of distribution of such securities.

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(b) Priority on Demand Registration. If any of the Registrable Securities registered pursuant to a Demand Registration are to be sold in an underwritten offering, and the managing underwriter(s) advise the holders of such securities in writing that in its good faith opinion the total number or dollar amount of Registrable Securities proposed to be sold in such offering is such as to adversely affect the price, timing or distribution of such offering (including securities proposed to be included by other holders entitled to include such securities in such Registration Statement pursuant to incidental or piggyback registration rights), then there shall be included in such underwritten offering the number or dollar amount of Registrable Securities that in the opinion of such managing underwriter(s) can be sold without adversely affecting such offering, and such number of Registrable Securities shall be allocated as follows:

(i) first, pro rata among the holders of Registrable Securities that have requested to participate in such Demand Registration on the basis of the percentage of the Registrable Securities requested to be included in such Registration Statement by such holders; and

(ii) second, the securities for which inclusion in such Demand Registration, as the case may be, was requested by the Company.

No Securities excluded from the underwriting by reason of the managing underwriter’s marketing limitations shall be included in such offering.

(c) Postponement of Demand Registration. The Company shall be entitled to postpone (but not more than once in any 12-month period), for a reasonable period of time not in excess of 75 days, the filing (but not the preparation) of a Registration Statement if the Company delivers to the Shareholders requesting registration a certificate signed by an executive officer certifying that such registration and offering would (i) require the Company to make an Adverse Disclosure or (ii) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction involving the Company or any of its Subsidiaries then under consideration; provided, however, that with respect to each 12-month period, the 75-day maximum described in this sentence will be reduced by one day for each day during which holders of Registrable Securities are required to discontinue disposition of securities pursuant to the last paragraph of Section 6. Such certificate shall contain a statement of the reasons for such postponement and an approximation of the anticipated delay. The Shareholders receiving such certificate shall keep the information contained in such certificate confidential subject to the same terms set forth in Section 6(o). If the Company shall so postpone the filing of a Registration Statement, the Shareholders requesting such registration shall have the right to withdraw the request for registration by giving written notice to the Company within 10 days of the anticipated termination date of the postponement period, as provided in the certificate delivered to the applicable Shareholders and, for the avoidance of doubt, upon such withdrawal, the withdrawn request shall not constitute a Demand Notice; provided that in the event such Shareholders do not so withdraw the request for registration, the Company shall continue to prepare a Registration Statement during such postponement such that, if it exercises its rights under this Section 3(c), it shall be in a position to and shall, as promptly as practicable following the expiration of the applicable deferral or suspension period, file or update and use its reasonable efforts to cause the effectiveness of the applicable deferred or suspended Registration Statement.

(d) Cancellation of a Demand Registration. Holders of a majority of the Registrable Securities that are to be registered in a particular offering pursuant to this Section 3 shall have the right to notify the Company that they have determined that the registration statement be abandoned or withdrawn, in which event the Company shall abandon or withdraw such registration statement; provided, that such Demand Notice underlying such abandonment or withdrawal shall not be deemed to be a Demand Notice for purposes of Section 3(e) if in response to a material adverse change regarding the Company or a material adverse change in the financial markets generally.

(e) Number of Demand Notices. In connection with the provisions of this Section 3, the Shareholders collectively shall have (i) three Demand Notices in connection with Marketed Offerings, which they are permitted to deliver (or cause to be delivered) to the Company hereunder; provided, that in connection therewith the Company shall cause its officers to use their reasonable best efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including participation in “road shows”), and (ii)three additional Demand Notices (other than in connection with a Marketed Offering), which they are permitted to

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deliver (or cause to be delivered) to the Company hereunder; provided, that (A) in connection therewith the Company shall not be obligated to cause its officers to support the marketing of the Registrable Securities covered by the Registration Statement and such officers will not be obligated to participate in any “road shows,” and (B) the Shareholders may not make more than three Demand Registration requests in any 365-day period.

Section 4. Piggyback Registration; Shelf Take Down.

(a) Right to Piggyback. Except with respect to a Demand Registration, the procedures for which are addressed in Section 3, if the Company proposes to file a registration statement under the Securities Act with respect to an offering of Registrable Securities, whether or not for sale for its own account and whether or not an underwritten offering or an underwritten registration (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed to effectuate an exchange offer or any employee benefit or dividend reinvestment plan), then the Company shall give prompt written notice of such filing no later than five business days prior to the filing date (the “Piggyback Notice”) to all of the holders of Registrable Securities. The Piggyback Notice shall offer such holders the opportunity to include (or cause to be included) in such registration statement the number of Registrable Securities as each such holder may request (each, a “Piggyback Registration”). Subject to Section 4(b), the Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein (each a “Piggyback Request”) within 10 business days after notice has been given to the applicable holder. The Company shall not be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration beyond the earlier to occur of (x) 180 days after the effective date thereof and (y) consummation of the distribution by the holders of the Registrable Securities included in such Registration Statement.

(b) Priority on Piggyback Registrations. If any of the Registrable Securities to be registered pursuant to the registration giving rise to the rights under this Section 4 are to be sold in an underwritten offering, the Company shall use reasonable best efforts to cause the managing underwriter(s) of a proposed underwritten offering to permit holders of Registrable Securities who have timely submitted a Piggyback Request in connection with such offering to include in such offering all Registrable Securities included in each holder’s Piggyback Request on the same terms and subject to the same conditions as any other shares of capital stock, if any, of the Company included in the offering. Notwithstanding the foregoing, if the managing underwriter(s) of such underwritten offering advise the Company in writing that it is their good faith opinion the total number or dollar amount of securities that such holders, the Company and any other Persons having rights to participate in such registration, intend to include in such offering is such as to adversely affect the price, timing or distribution of the securities in such offering, then there shall be included in such underwritten offering the number or dollar amount of securities that in the opinion of such managing underwriter(s) can be sold without so adversely affecting such offering, and such number of Registrable Securities shall be allocated as follows: (i) first, all securities proposed to be sold by the Company for its own account; (ii) second, all Registrable Securities requested to be included in such registration pursuant to Section 4, pro rata among such holders on the basis of the percentage of the Registrable Securities requested to be included in such Registration Statement by such holders; and (iii) third, all other securities requested to be included in such Registration Statement; provided that holders may, prior to the earlier of the (i) effectiveness of the Registration Statement and (ii) time at which the offering price and/or underwriter’s discount are determined with the managing underwriter(s), withdraw their request to be included in such registration pursuant to this Section 4.

(c) Shelf-Take Downs. At any time that a shelf registration statement covering Registrable Securities pursuant to Section 3 or Section 4 (or otherwise) is effective, if any Shareholder delivers a notice to the Company (each, a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the shelf registration statement (each, a “Shelf Offering”), then, the Company shall amend or supplement the shelf registration statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account the inclusion of Registrable Securities by any other holders pursuant to this Section 4(c)). In connection with any Shelf Offering, including any Shelf Offering that is a Marketed Offering:

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(i) such proposing holder(s) shall also deliver the Take-Down Notice to all other holders of Registrable Securities included on such shelf registration statement and permit each such holder to include its Registrable Securities included on the shelf registration statement in the Shelf Offering if such holder notifies the proposing holder(s) and the Company within five days after delivery of the Take-Down Notice to such holder; and

(ii) if the Shelf Offering is underwritten, in the event that the managing underwriter(s) of such Shelf Offering advise such holders in writing that it is their good faith opinion the total number or dollar amount of securities proposed to be sold exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be included, then the managing underwriter(s) may limit the number of Registrable Securities which would otherwise be included in such Shelf Offering in the same manner as described in Section 3(b) with respect to a limitation of shares to be included in a registration;

provided, however, that each Shelf Offering that is a Marketed Offering initiated by a Shareholder shall be deemed to be a demand subject to the provisions of Section 3(a) (subject to Section 3(d)), and shall decrease by one the number of Demand Notices the Shareholders are entitled to pursuant to Section 3(e)(i).

Section 5. Restrictions on Public Sale by Holders of Registrable Securities.

(a) If any registration pursuant to Section 3 or Section 4 of this Agreement shall be in connection with any: (i) Marketed Offering (including with respect to a Shelf Offering pursuant to Section 4(c) hereof), the Company will cause each of its executive officers and directors to sign a customary “lock-up” agreement containing provisions consistent with those contemplated pursuant to Section 5(b); and (ii) underwritten offering (including with respect to a Shelf Offering pursuant to Section 4(c) hereof), the Company will also not effect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) (other than a registration statement (A) on Form S-4, Form S-8 or any successor forms thereto or (B) filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan) for its own account, within 90 days (plus, a then customary “booster shot” extension required to permit research analysts to publish research reports compliant with Rule 139 under the Securities Act pursuant to FINRA Rule 2711 (or a successor thereto)) after the date of the Prospectus for such offering except as may otherwise be agreed with the holders of the Registrable Securities in such offering.

(b) Each holder of Registrable Securities agrees with all other holders of Registrable Securities and the Company in connection with any underwritten offering made pursuant to a Registration Statement filed pursuant to Section 3 or Section 4, as applicable, if requested in writing by the managing underwriter or underwriters in such offering, it will not (i) effect any public sale or distribution of any of the Company’s securities (except as part of such underwritten offering), including a sale pursuant to Rule 144 or any swap or other economic arrangement that transfers to another Person any of the economic consequences of owning Common Stock, or (ii) give any Demand Notice during the period commencing on the date of the Prospectus pursuant to which such underwritten public offering may be made and continuing for not more than 90 days after the date of such Prospectus (or Prospectus supplement if the offering is made pursuant to a “shelf” registration), plus a then customary “booster shot” extension required to permit research analysts to publish research reports compliant with Rule 139 under the Securities Act pursuant to FINRA Rule 2711 (or a successor thereto). In connection with any underwritten offering made pursuant to a Registration Statement filed pursuant to Section 3 or Section 4, the Company, or, if Shareholders will be selling more Registrable Securities in the offering than the Company, Shareholders holding a majority of the Registrable Securities shall be responsible for negotiating all “lock-up” agreements with the underwriters and, in addition to the foregoing provisions of this Section 5, the Shareholders agree to execute the form so negotiated; provided, that the form so negotiated is reasonably acceptable to the Company or the Shareholders, as applicable, and consistent with the agreement set forth in this Section 5 and that the Company’s executive officers and directors shall also have executed such form of agreement so negotiated.

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Section 6. Registration Procedures. If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act as provided in Section 3 or Section 4, the Company shall use its reasonable best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall cooperate in the sale of the securities and shall use its reasonable best efforts, as expeditiously as possible to the extent applicable, to:

(a) prepare and file with the SEC a Registration Statement or Registration Statements on such form as shall be available for the sale of the Registrable Securities by the holders thereof or by the Company in accordance with the intended method or methods of distribution thereof and in accordance with this Agreement, and use its reasonable best efforts to cause such Registration Statement to become effective and to remain effective as provided herein; provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference), the Company shall furnish or otherwise make available to the holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors. The Company shall not file any such Registration Statement or Prospectus or any amendments or supplements thereto (including such documents that, upon filing, would be incorporated or deemed to be incorporated by reference therein) with respect to a Demand Registration to which the holders of a majority of the Registrable Securities covered by such Registration Statement, their counsel, or the managing underwriters, if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company’s counsel, such filing is necessary to comply with applicable law;

(b) prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective during the period provided herein and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act;

(c) notify each selling holder of Registrable Securities, its counsel and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iv) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by Section 6(n) below cease to be true and correct, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (vi) if the Company has knowledge of the happening of any event that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in

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the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (which notice shall notify the selling holders only of the occurrence of such an event and shall provide no additional information regarding such event to the extent such information would constitute material non-public information);

(d) prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest date reasonably practicable;

(e) if requested by the managing underwriters, if any, or the holders of a majority of the then outstanding Registrable Securities being sold in connection with an underwritten offering, promptly include in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 6(e) that are not, in the opinion of counsel for the Company, in compliance with applicable law;

(f) furnish or make available to each selling holder of Registrable Securities, its counsel and each managing underwriter, if any, without charge, at least one conformed copy of the Registration Statement, the Prospectus and Prospectus supplements, if applicable, and each post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits, unless requested in writing by such holder, counsel or underwriter); provided that the Company may furnish or make available any such documents in electronic format;

(g) deliver to each selling holder of Registrable Securities, its counsel, and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as such Persons may reasonably request from time to time in connection with the distribution of the Registrable Securities; provided that the Company may furnish or make available any such documents in electronic format (other than, in the case of a Marketed Offering, upon the request of the managing underwriters thereof for printed copies of any such Prospectus or Prospectuses); and the Company, subject to the last paragraph of this Section 6, hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any such amendment or supplement thereto;

(h) prior to any public offering of Registrable Securities, register or qualify or cooperate with the selling holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any seller or underwriter reasonably requests in writing and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement and to take any other action that may be necessary or advisable to enable such holders of Registrable Securities to consummate the disposition of such Registrable Securities in such jurisdiction; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where would not otherwise be required to qualify but for this Agreement or (ii) take any action that would subject it to general service of process in any such jurisdiction where it would not otherwise be subject but for this Agreement;

(i) cooperate with, and direct the Company’s transfer agent to cooperate with, the selling holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely settlement of any offering or sale of Registrable Securities, including the preparation and delivery of certificates (not bearing

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any legends) or book-entry (not bearing stop transfer instructions) representing Registrable Securities to be sold after receiving written representations from each holder of such Registrable Securities that the Registrable Securities represented by the certificates so delivered by such holder will be transferred in accordance with the Registration Statement and, in connection therewith, if reasonably required by the Company’s transfer agent, the Company shall promptly after the effectiveness of the registration statement cause an opinion of counsel as to the effectiveness of any Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without restriction upon sale by the holder of such shares of Registrable Securities under the Registration Statement;

(j) upon the occurrence of, and its knowledge of, any event contemplated by Section 6(c)(vi) above, prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such that the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and the Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(k) prior to the effective date of the Registration Statement relating to the Registrable Securities, provide a CUSIP number for the Registrable Securities;

(l) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(m) cause all shares of Registrable Securities covered by such Registration Statement to be listed on a national securities exchange if shares of the particular class of Registrable Securities are at that time listed on such exchange, as the case may be, prior to the effectiveness of such Registration Statement;

(n) enter into such agreements (including underwriting agreements in form, scope and substance as is customary in underwritten offerings and such other documents reasonably required under the terms of such underwriting agreements, including customary legal opinions and auditor “comfort” letters) and take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) to expedite or facilitate the disposition of such Registrable Securities;

(o) in connection with a customary due diligence review, make available for inspection by a representative of the selling holders of Registrable Securities, any underwriter participating in any such disposition of Registrable Securities, if any, and any counsel or accountants retained by such selling holders or underwriter (collectively, the “Offering Persons”), at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information and participate in customary due diligence sessions in each case reasonably requested by any such representative, underwriter, counsel or accountant in connection with such Registration Statement, provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Offering Persons unless (i) disclosure of such information is required by court or administrative order or in connection with an audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor, (ii) disclosure of such information, in the reasonable judgment of the Offering Persons, is required by law or applicable legal process (including in connection with the offer and sale of securities pursuant to the rules and regulations of the SEC), (iii) such information is or becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Offering Persons in violation of this Agreement or (iv) such information (A) was

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known to such Offering Persons (prior to its disclosure by the Company) from a source other than the Company when such source, to the knowledge of the Offering Persons, was not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (B) becomes available to the Offering Persons from a source other than the Company when such source, to the knowledge of the Offering Persons, is not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (C) was developed independently by the Offering Persons or their respective representatives without the use of, or reliance on, information provided by the Company. In the case of a proposed disclosure pursuant to (i) or (ii) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure (except in the case of (ii) above when a proposed disclosure was or is to be made in connection with a Registration Statement or Prospectus under this Agreement and except in the case of clause (i) above when a proposed disclosure is in connection with a routine audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor); and

(p) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA, including the use reasonable best efforts to obtain FINRA’s pre-clearance or pre-approval of the Registration Statement and applicable Prospectus upon filing with the SEC.

The Company may require each holder of Registrable Securities as to which any registration is being effected to furnish to the Company in writing such information required in connection with such registration regarding such seller and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing.

Each holder of Registrable Securities agrees if such holder has Registrable Securities covered by such Registration Statement that, upon receipt of any written notice from the Company of the happening of any event of the kind described in Section 6(c) (ii), (iii), (iv) or (v), such holder will forthwith discontinue disposition of such Registrable Securities pursuant to such Registration Statement or Prospectus until such holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6(j), or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus; provided, however, that the time periods under Section 3 with respect to the length of time that the effectiveness of a Registration Statement must be maintained shall automatically be extended by the amount of time the holder is required to discontinue disposition of such securities.

Section 7. Registration Expenses. All fees and expenses incurred by the Company and incident to the performance of or compliance with this Agreement by the Company (including without limitation (i) all registration and filing fees (including fees and expenses with respect to (A) all SEC, stock exchange or trading system and FINRA registration, listing, filing and qualification and any other fees associated with such filings, including with respect to counsel for the underwriters and any qualified independent underwriter in connection with FINRA qualifications, (B) rating agencies and (C) compliance with securities or “blue sky” laws, including any fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 6(h)), (ii) fees and expenses of the financial printer, (iii) messenger, telephone and delivery expenses of the Company, (iv) fees and disbursements of counsel for the Company, (v) fees and disbursements of all independent certified public accountants, including the expenses of any special audits and/or “comfort letters” required by or incident to such performance and compliance) and all reasonable fees and expenses of one counsel retained by the holders of Registrable Securities, shall be borne by the Company, whether or not any Registration Statement is filed or becomes effective. All underwriters’ discounts and selling commissions, in each case related to Registrable Securities registered in accordance with this Agreement, shall be borne by the holders of Registrable Securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder.

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Section 8. Indemnification.

(a) Indemnification by the Company. The Company shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities whose Registrable Securities are covered by a Registration Statement or Prospectus, the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each of them, each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each such controlling person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter, from and against any and all reasonably foreseeable losses, claims, damages, liabilities, costs (including costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses actually incurred by such party in connection with any investigation or Proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (collectively, “Losses”), as incurred, in each case arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular, any amendments or supplements thereto, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to the Company and (without limitation of the preceding portions of this Section 8(a)) will reimburse each such holder, each of its officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees and each Person who controls each such holder and the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each such controlling person, each such underwriter, and each Person who controls any such underwriter, for any reasonable and documented out-of-pocket legal and any other expenses actually incurred in connection with investigating and defending or, subject to the last sentence of this Section 8(a), settling any such Loss or action, provided that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based on any untrue statement or omission by such holder or underwriter, but only if such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, offering circular, or other document in reliance upon and in conformity with written information regarding such holder of Registrable Securities furnished to the Company by such holder of Registrable Securities or its authorized representatives expressly for inclusion therein. It is agreed that the indemnity agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any such Loss or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld).

(b) Indemnification by Holder of Registrable Securities. The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with this Agreement, that the Company shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities to indemnify, to the fullest extent permitted by law, severally and not jointly with any other holders of Registrable Securities, the Company, its Subsidiaries, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and each their respective officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees from and against all Losses arising out of or based on any untrue statement of a material fact contained in any such Registration Statement, Prospectus, offering circular, any amendments or supplements thereto, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and to reimburse the Company, its Subsidiaries , each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and each their respective officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees for any reasonable and documented out-of-pocket legal or any other expenses

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actually incurred in connection with investigating or defending any such Loss or action, subject to the immediately following proviso, settling any such Loss or action, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement, Prospectus, offering circular, any amendments or supplements thereto, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document in reliance upon and in conformity with written information regarding such holder of Registrable Securities furnished to the Company by such holder of Registrable Securities or its authorized representatives expressly for inclusion therein; provided, however, that the obligations of such holder under such undertaking shall not apply to amounts paid in settlement of any such Losses (or actions in respect thereof) if such settlement is effected without the consent of such holder (which consent shall not be unreasonably withheld); and provided, further, that the liability of such holder of Registrable Securities shall be limited to the net proceeds received by such selling holder from the sale of Registrable Securities covered by such Registration Statement.

(c) Conduct of Indemnification Proceedings. If any Person shall be entitled to indemnity hereunder or under the undertaking contemplated by Section 8(b) (each, an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (each, an “Indemnifying Party”) of any claim or of the commencement of any Proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or Proceeding, to, unless in the Indemnified Party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, assume, at the Indemnifying Party’s expense, the defense of any such claim or Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay such fees and expenses; or (ii) the Indemnifying Party fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such claim or Proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding, in which case the Indemnified Party shall have the right to employ separate counsel and to assume the defense of such claim or proceeding at the Indemnifying Party’s expense; provided, further, however, that the Indemnifying Party shall not, in connection with any one such claim or Proceeding or separate but substantially similar or related claims or Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties. Whether or not such defense is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder. All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section 8) shall be paid to the Indemnified Party, as incurred, promptly upon receipt of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder, provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification under this Section 8).

(d) Contribution. If the indemnification provided for in this Section 8 is unavailable to an Indemnified Party in respect of any Losses (other than in accordance with its terms), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or

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payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8(d), an Indemnifying Party that is a selling holder of Registrable Securities shall not be required to contribute any amount in excess of the amount that such Indemnifying Party has otherwise been, or would otherwise be, required to pay pursuant to Section 8(b) by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Section 9. Rule 144. The Company shall use reasonable best efforts to: (i) file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner, to the extent required from time to time to enable all holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144; and (ii) so long as any Registrable Securities are outstanding, furnish holders thereof upon request (A) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act and (B) a copy of the most recent annual or quarterly report of the Company (except to the extent the same is available on EDGAR).

Section 10. Underwritten Registrations. In connection with any underwritten offering, the investment banker or investment bankers and managers shall be selected by the Shareholders holding the majority of Registrable Securities included in any Demand Registration, including any Shelf Offering, initiated by such Shareholders, after prior consultation with the Company in good faith.

Section 11. Miscellaneous.

(a) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of each of the Shareholders. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of holders of Registrable Securities whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other holders of Registrable Securities may be given by holders of at least a majority of the Registrable Securities being sold by such holders pursuant to such Registration Statement.

(b) Notices. All notices required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or overnight delivery service with proof of receipt maintained, at the following address (or any other address that any such party may designate by written notice to the other parties):

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If to the Company, to the address of its principal executive offices. If to any Shareholder, at such Shareholder’s address as set forth on the records of the Company. Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first business day following confirmation; shall, if delivered by overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five business days after the date of deposit in the United States mail.

(c) Successors and Assigns; Shareholder Status. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent holders of Registrable Securities acquired, directly or indirectly, from the Shareholders; provided, however, that (x) the Company may not assign this Agreement (in whole or in part) without the prior written consent of the holders of a majority of the Registrable Securities and (y) such successor or assign shall not be entitled to such rights unless the successor or assign shall have executed and delivered to the Company an Addendum Agreement substantially in the form of Exhibit A hereto (which shall also be executed by the Company) promptly following the acquisition of such Registrable Securities, in which event such successor or assign shall be deemed a Shareholder for purposes of this Agreement; provided, further, that a Shareholder may assign its rights and obligations under this Agreement upon written notice to the Company (i) if such assignment is in connection with: (1) a transfer or sale of all or substantially all of the Registrable Securities held by such Shareholder or (2) a transfer or sale of at least one million shares of Common Stock or Registrable Securities that represent at least one million shares of Common Stock on an “as converted basis” (as adjusted after the date hereof for stock splits, stock dividends, recapitalizations and similar transactions) or (ii) to any of its partners, members, equityholders, or Affiliates or one or more private equity funds sponsored or managed by an Affiliate. For the avoidance of doubt, if any Shareholder assigns some or all of its rights hereunder to deliver a Demand Notice or a Take-Down Notice to any permitted assignee, such Shareholder shall, if such rights to deliver Demand Notices or Take-Down Notices are subject to limitations pursuant to this Agreement, including Section 3(e) and the provisos to Section 4(c), no longer be entitled to exercise such rights, but only to the extent assigned, and the exercise of such Demand Notice or Take-Down Notice by such assignee shall be subject to the provisions of this Agreement, including Section 3(e) and the provisos to Section 4(c). Except as provided in Section 8 with respect to an Indemnified Party, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.

(d) Counterparts. This Agreement may be executed in two or more counterparts and delivered by facsimile, pdf or other electronic transmission with the same effect as if all signatory parties had signed and delivered the same original document, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) Headings; Construction. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context requires otherwise: (i) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (ii) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation,”; (iii) references to sections and paragraphs refer to sections and paragraphs of this Agreement; and (iv) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including Exhibit A hereto, and not to any particular subdivision unless expressly so limited.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York.

(g) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable best efforts to find and employ

15

an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(h) Entire Agreement. This Agreement, the Investment Agreement and the Certificates of Designations are intended by the parties as a final expression of their agreement, and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein, with respect to the registration rights granted by the Company with respect to Registrable Securities. This Agreement, together with the Investment Agreement and the Certificate of Designations, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(i) Securities Held by the Company or its Subsidiaries. Whenever the consent or approval of holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company or its subsidiaries shall not be counted in determining whether such consent or approval was given by the holders of such required percentage.

(j) Specific Performance; Further Assurances. The parties hereto recognize and agree that money damages may be insufficient to compensate the holders of any Registrable Securities for breaches by the Company of the terms hereof and, consequently, that the equitable remedy of specific performance of the terms hereof will be available in the event of any such breach. The parties hereto agree that in the event the registrations and sales of Registrable Securities are effected pursuant to the laws of any jurisdiction outside of the United States, such parties shall use their respective reasonable best efforts to give effect as closely as possible to the rights and obligations set forth in this Agreement, taking into account customary practices of such foreign jurisdiction, including executing such documents and taking such further actions as may be reasonably necessary in order to carry out the foregoing.

(k) Term. This Agreement shall terminate with respect to a Shareholder on the date on which such Shareholder ceases to hold Registrable Securities; provided, that, such Shareholder’s rights and obligations pursuant to Section 8, as well as the Company’s obligations to pay expenses pursuant to Section 7, shall survive with respect to any registration statement in which any Registrable Securities of such Shareholders were included. From and after the date of this Agreement, the Company shall not enter into any agreement with any Person giving, including any holder or prospective holder of any securities of the Company, any registration rights (i) the terms of which are more favorable than, senior to or conflict with, the registration rights granted to the Shareholders hereunder or (ii) permitting such Person to exercise a demand registration right during the period expiring on the third anniversary of the date hereof.

(l) Consent to Jurisdiction; Waiver of Jury Trial. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the State of New York located in New York County and the federal courts of the United States of America located in New York County, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

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Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in the paragraph above by the mailing of a copy thereof in the manner specified by the provisions of Section 11(b).

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the date first above written.

CROCS, INC.

By:
Name:
Title:

[Registration Rights Agreement Signature Page]

[SHAREHOLDERS]

[Registration Rights Agreement Signature Page]

SCHEDULE 1

LIST OF PURCHASERS

[            ]

Schedule 1

EXHIBIT A

ADDENDUM AGREEMENT

This Addendum Agreement is made this              day of             , 20    , by and between                      (the “New Shareholder”) and Crocs, Inc. (the “Company”), pursuant to a Registration Rights Agreement dated as of [•], 2014 (the “Agreement”), by and among the Company and the Purchasers. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Company has agreed to provide registration rights with respect to the Registrable Securities as set forth in the Agreement; and

WHEREAS, the New Shareholder has acquired Registrable Securities directly or indirectly from a Shareholder; and

WHEREAS, the Company and the Shareholders have required in the Agreement that all persons desiring registration rights pursuant to the Agreement must enter into an Addendum Agreement binding the New Shareholder to the Agreement to the same extent as if it were an original party thereto;

NOW, THEREFORE, in consideration of the mutual promises of the parties, the New Shareholder acknowledges that it has received and read the Agreement and that the New Shareholder shall be bound by, and shall have the benefit of, all of the terms and conditions set out in the Agreement to the same extent as if it were an original party to the Agreement (or as otherwise provided therein) and shall be deemed to be a Shareholder thereunder.

New Shareholder

Address:

Exhibit A-1

Agreed to on behalf of Crocs, Inc. pursuant to Section 11(c) of the Agreement.

CROCS, INC.

By:

Printed Name and Title

Exhibit A-2

Schedule C

[Crocs Letterhead]

            , 2014

Blackstone Capital Partners VI L.P.

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Dear Sir/Madam:

Reference is made to the Investment Agreement by and between Crocs, Inc., a Delaware corporation (the “Company”) and Blackstone Capital Partners VI L.P. (the “VCOC Investor”), dated as of December 28, 2013 (the “Agreement”), pursuant to which the VCOC Investor agreed to purchase from the Company Series A Convertible Preferred Stock of the Company, which stock is convertible into shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company (each such Series A Convertible Preferred Stock and Common Stock is referred to herein as a “Security”). Capitalized terms used herein without definition shall have the respective meanings set forth in the Agreement.

The Company hereby agrees that for so long as the VCOC Investor, directly or through one or more of its subsidiaries, continues to hold any Security (or other securities of the Company into which such Security may be converted or for which such Security may be exchanged), without limitation or prejudice on any of the rights provided to the VCOC Investor under the Agreement the Company shall, subject to applicable law, including, without limitation, federal and state securities law:

•	Provide the VCOC Investor or its designated representative with:

(i) the right to visit and inspect any of the offices and properties of the Company and its subsidiaries and inspect the books and records of the Company and its subsidiaries, upon reasonable prior notice and at mutually convenient times;

(ii) within a reasonable time after becoming available and in any event within 45 days after the end of each of the first three fiscal quarters of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its subsidiaries for the period then ended, prepared in material respects in conformity with generally accepted accounting principles in the United States, except as otherwise noticed therein and subject to the absence of footnotes and to year-end adjustments;

(iii) within a reasonable time after becoming available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended, prepared in material respects in conformity with generally accepted accounting principles in the United States, except as otherwise noticed therein, together with an auditor’s report thereon of a firm of established national reputation; and

(iv) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, within a reasonable time after becoming available, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, actually prepared by the Company;

provided that, in each case, if the Company makes the information described in clauses (ii), (iii) and (iv) of this bullet point available through public filings on the EDGAR system or any successor or replacement system of the U.S. Securities and Exchange Commission, the delivery of the information shall be deemed satisfied by such public filings.

•	Make appropriate officers and directors of the Company available periodically at such times as reasonably requested by the VCOC Investor (but no more frequently than once per calendar quarter, upon reasonable prior notice and at mutually convenient times) for consultation with the VCOC Investor with respect to matters relating to the business and affairs of the Company and its subsidiaries;

•	To the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform the VCOC Investor or its designated representative in advance with respect to any significant corporate transactions of the Company or any of its subsidiaries, and to provide the VCOC Investor with the right to consult with the Company with respect to such transactions should the VCOC Investor elect to do so; provided that this right to consult must be exercised within five days after the Company informs the VCOC Investor of the proposed corporate transaction and provided further that the Company shall be under no obligation to provide the VCOC Investor with any material non-public information with respect to any such significant corporate transaction; and

•	If the VCOC Investor’s regular outside counsel determines in writing that other rights of consultation are reasonably necessary under applicable legal authorities promulgated after the date hereof to preserve the qualification of VCOC Investor’s investment in the Company as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”) the Company agrees to consider in good faith a proposed amendment to this letter agreement to reflect such other rights; provided that the parties agree that any such rights of consultation shall be of a nature consistent with those granted above and nothing in this letter agreement shall be deemed to require the Company to grant to the VCOC Investor any additional rights in respect of the governance or management of the Company.

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The Company agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure.

In the event the VCOC Investor transfers all or any portion of its investment in the Company to an affiliated entity (or to a direct or indirect subsidiary of any such affiliated entity) that is qualified as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights with respect to the Company afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

CROCS, INC.

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

BLACKSTONE CAPITAL PARTNERS VI L.P.

By:
Name:
Title:

3

DISCLOSURE SCHEDULE TO

INVESTMENT AGREEMENT

dated as of December 28, 2013

by and between

Crocs, Inc.

and

Blackstone Capital Partners VI L.P.

This Disclosure Schedule has been prepared and delivered in connection with the Investment Agreement, dated as of December 28, 2013 (the “Agreement”), by and between Crocs, Inc., a Delaware corporation, and Blackstone Capital Partners VI L.P., a Delaware limited partnership. This Disclosure Schedule is provided in confidence on the terms and subject to the conditions of the Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

The information provided in this Disclosure Schedule is being provided solely for the purpose of making disclosures to the Purchaser under the Agreement. In disclosing this information, the Company expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed herein.

Disclosure in any section of this Disclosure Schedule shall be deemed to be disclosed in any other section of this Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section. The inclusion of an item in this Disclosure Schedule as an exception to a representation or warranty shall not necessarily be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect. Certain matters are set forth in this Disclosure Schedule for informational purposes only and may not be required to be listed herein by the terms of the Agreement. No dollar amount referenced herein is indicative of what is or is not material to the Company. No disclosure in this Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, and nothing in this Disclosure Schedule shall constitute an admission of any liability or obligation of the Company to any third party or shall confer or give to any third party any remedy, claim, reimbursement, cause of action or other right.

In no event shall the listing of matters in this Disclosure Schedule be deemed to expand in any way the scope and effect of the Company’s representations and warranties or covenants contained in the Agreement.

B-i

SCHEDULE 2.1(g)

UNDISCLOSED LIABILITIES

1.	On December 27, 2013, the Company and John McCarvel entered into a Separation Agreement (the “Separation Agreement”), a form of which was provided to the Purchaser. The Separation Agreement provides that the Company would pay Mr. McCarvel, in connection with the resignation from his position as President, Chief Executive Officer and director of the Company effective upon the earlier of (i) April 30, 2014 or (ii) the Board of Directors’ appointment of his successor as Chief Executive Officer, (A) a $1.1 million separation payment on the first regularly scheduled payroll date after the effectiveness of his resignation and (B) a $1 million separation payment on the first anniversary of the effectiveness of his resignation. Mr. McCarvel also would be entitled to receive any amount earned pursuant to the Company’s 2013 annual incentive program, in such form and at such time as is provided under the terms of such program. Mr. McCarvel also would agree to continue in a consulting capacity with the Company at his regular salary through April 30, 2014 if his successor is appointed prior to such date. Subject to continued service, Mr. McCarvel would be entitled to continued vesting through April 30, 2014 of the unvested portion of his existing restricted stock awards and restricted stock unit awards. The separation payments would be conditioned upon the effectiveness of Mr. McCarvel’s release of claims in favor of the Company and his compliance with the noncompetition, nonsolicitation and confidentiality covenants in the Separation Agreement. The separation payments would be subject to claw-back and offset rights upon certain violations of such covenants by Mr. McCarvel.

2.	On December 26, 2013, the Board of Directors approved that certain form of Severance Agreement to be entered into by and between the Company and each of eleven executives previously disclosed to Purchaser (each, an “Executive Severance Agreement”), a form of which was provided to the Purchaser. Each Executive Severance Agreement provides that if the Company terminates the applicable executive’s employment without Cause (as defined in the applicable Executive Severance Agreement) (i) at any time prior to December 26, 2014 such executive would be entitled to receive a severance payment in cash equal to two times the amount of such executive’s annual base salary in effect at the time of such termination of employment and (ii) at any time after December 26, 2014, but before December 26, 2015, the executive would be entitled to receive a severance payment in cash equal to the amount of such executive’s annual base salary in effect at the time of such termination of employment. The separation payments would be conditioned upon the effectiveness of the applicable executive’s release of claims in favor of the Company and compliance with the noncompetition, nonsolicitation and confidentiality covenants in the applicable Executive Severance Agreement.

3.	The Compensation Committee of the Board of Directors approved certain bonuses in an aggregate amount of less than $1 million to be paid to certain employees and executives of the Company in connection with the consummation of the transactions contemplated by the Agreement.

SCHEDULE 2.1(o)

EMPLOYEE BENEFITS/LABOR

See Schedule 2.1(g).